This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

This share exchange described in this document involves the securities of a foreign company.  The share exchange is subject to disclosure requirements of Japan that are different from those of the United States.  Financial Statements included in this document have been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities Code: 8993
May 11, 2009

To Our Shareholders

President and CEO: Tsuyoki Takahashi
ATRIUM CO., LTD.
1-5-2 Uchisaiwai-cho, Chiyoda-ku, Tokyo

Convocation Notice of the 30th Term Ordinary General Meeting of Shareholders

ATRIUM CO., LTD. (the “Company”) requests your attendance at the 30th Term ordinary general meeting of shareholders.  The meeting will be held as described below.

If you are unable to attend the meeting, you may exercise your voting rights in writing.  Please review the “Reference Documents for the Ordinary General Meeting of Shareholders”, and exercise your voting rights by indicating your intention to vote “for” or “against” each agenda item and returning the enclosed voting right exercise form.  The voting right exercise form must be received by 6:00 p.m. of May 27, 2009 (Wednesday).

1.	Date/Time:	May 28, 2009 (Thursday) 10:00 a.m.
2.	Venue:	Grand Prince Hotel New Takanawa (3F, Tenpyo Room) 3-13-1, Takanawa, Minato-ku, Tokyo
3.	Meeting Agenda:
	Matters to be reported:	1.
Business report, consolidated financial statements, and report on the results of the audits conducted by the independent auditor and the board of statutory auditors with respect to the consolidated financial statements for the 30th term (from March 1, 2008 to February 28, 2009)

		2.	Report on non-consolidated financial statements for the 30th Term (from March 1, 2008 to February 28, 2009)

Matters to be resolved:
	1st Agenda:	Amendments to the Articles of Incorporation

	2nd Agenda:	Election of four directors

	3rd Agenda:	Election of one statutory auditor

4.	Matters Decided with respect to the Convocation:
Exercise of voting rights by proxy

When exercising your voting right by proxy, the proxy shall be a shareholder of the Company who has the right to exercise his or her own voting right.  Please note that a document evidencing the proxy right must be submitted by such proxy with your voting right exercise form.

* * * * * * * * * *

When you arrive at the meeting, please submit the enclosed voting right exercise form at the reception desk.

The Company will post any amendments to the reference documents for the ordinary general meeting of shareholders, business results, the non-consolidated and consolidated financial statements on its website (http://www.atrium.co.jp).

(Attachment)
BUSINESS REPORT

(from March 1, 2008 through February 28, 2009)

1.	Current Status of the Group

(1)	Business Progress and Results

The future of the Japanese economy became increasingly difficult to predict in the fiscal year ended February 28, 2009, due to the rapid decline in corporate earnings resulting from the turbulence in the global financial markets, the sharp increase in the value of the yen and other factors.

Liquidity in the real estate market declined significantly, as the real estate industry and the real estate financing industry, in which the Atrium Group (the “Group”) operates, were affected by the abrupt credit crunch and other events triggered by the “Lehman Shock” in September 2008.

Since the second half of the fiscal year, the Group has made the improvement of its operating cash flow a matter of the highest priority, and has focused its efforts on selling as much inventory of real estate as possible.  However, not only was the Group unable to execute such sales in accordance with its plans due to a dramatic decline in liquidity in the real estate market, the Group was unable to reduce its inventory of real estate due to a sudden increase, to a degree that exceeded expectations, in payments pursuant to guarantees in the Real Estate Loan Guarantee Business.

The Group has determined that the biggest cause of the decline of its business results in the fiscal year ended February 28, 2009 is that it placed too much importance on the profit aspect when the real estate market was rising, and therefore concentrated too much on large-scale development projects.  Based on such reflection, the Group will no longer be involved in large-scale development projects and will withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business, the two businesses that were the causes of the decline of the Group’s business results.  Accordingly, the Group has recorded, as an extraordinary loss, losses including a loss on the revaluation of inventory assets related to the two businesses described above, and provisions to allow for uncollectible guarantor claims and allowance for guarantee obligations.

As a result of the above, net sales for the fiscal year were ¥71,487 million (a decrease of 58.9% compared to net sales in the previous fiscal year), operating income was ¥3,503 million (a decrease of 13.1% compared to operating income in the previous fiscal year), ordinary loss was ¥3,397 million and net loss amounted to ¥102,185 million.

The business results for each business segment were as follows:

a.	Real Estate Liquidation Business

Despite efforts to limit the acquisition to procurement of collateral properties via the Real Estate Loan Guarantee Business and focusing on sales activities designed to improve operating cash flow, sales in the Real Estate Liquidation Business fell substantially below sales targets due to the decline in the real estate market.

As a result, sales were ¥37,381 million (50.4% of sales in the previous fiscal year) and operating loss was ¥4,594 million.

b.	Loan Servicing Business

The Group curtailed claim purchasing efforts while focusing on recovering claims that had already been purchased, in addition to concentrating efforts on selling properties that had been fully commercialized.

As a result, sales were ¥25,069 million (89.7% of sales in the previous fiscal year) and operating income was ¥3,158 million (56.7% of operating income in the previous fiscal year).

c.	Real Estate Loan Guarantee Business

As a result of the Group’s significant curtailment of the issuance of loan guarantees, the balance of loan guarantees in the Real Estate Loan Guarantee Business as of the end of the fiscal year ended February 28, 2009 was ¥150,332 million (Note 1).  Moreover, as a reflection of the decline in the real estate market, the rate of payments pursuant to guarantees (the cumulative amounts of payments pursuant to guarantees since the commencement of operations as against the balance of guarantees issued since the commencement of operations) was 15.2%.

As a result, sales were ¥8,970 million (81.9% of sales in the previous fiscal year) and operating income was ¥4,616 million (56.0% of operating income in the previous fiscal year).

Based on the recognition that the Real Estate Loan Guarantee Business was one of the causes of the decline of its business results in the fiscal year ended February 28, 2009, the Group has resolved to withdraw from this business.  Accordingly, the Group has recorded, as an extraordinary loss, losses on business restructuring including provisions to allow for uncollectible guarantor claims and allowance for guarantee obligations.

(Note 1)	Loan guarantees extended to two consolidated subsidiaries, totaling ¥44,000 million, are included in the balance of loan guarantees stated above.

d.	Strategic Investment Business

The Strategic Investment Business recorded dividend income on the sale of a securitized large income property in the fiscal year ended February 28, 2009.  However, despite concerted efforts, the Group was unable to complete the sale of Atrium Value Balance Fund properties as planned, as a result of the decline in the real estate market.  Moreover, the Strategic Investment Business was affected by the disposition of losses incurred in connection with the failure of a party with which the Group had conducted transactions.

As a result, sales were ¥3,864 million (29.7% of sales in the previous fiscal year) and operating income was ¥2,746 million (40.0% of operating income in the previous fiscal year).

Based on the recognition that the Strategic Investment Business was one of the causes of the decline of its business results in the fiscal year ended February 28, 2009, the Group has resolved to withdraw from this business.  Accordingly, the Group has recorded, as an extraordinary loss, losses on business restructuring including a loss on revaluation of inventories.

(2)	Issues to be Addressed

The Group has determined that the biggest cause of the decline of its business results in the fiscal year ended February 28, 2009 is that it placed too much importance on the profit aspect when the real estate market was rising, and therefore concentrated too much on large-scale development projects.  Based on such reflection and pursuant to the “Business Restructuring Plan”, which was formulated in March 2009 and centers on the selection and centralization of management resources, restructuring of operations and headcount reduction, streamlining the balance sheet, financial restructuring, capital policy, clarification of managerial responsibility and an overhaul of the corporate governance system,  the Group will shift its focus to transactions involving small and medium-scale properties.  With the support of its parent company, Credit Saison Co., Ltd., the Group will also work towards improving its business results in a prompt manner.

Furthermore, in order for the “Business Restructuring Plan” to gain momentum, the Group will work towards improving the skills and know-how of each of its employees and reinforcing its management structure through the employees’ awareness of, and behavior consistent with, the

Group’s corporate principles and compliance manual.

(3)	Capital Investment

N/A

(4)	Financing

For more efficient financing of working capital, the Company has entered into overdraft and commitment line facility agreements with nine banks.  As of February 28, 2009, the total amount available to the Group through such loan commitments and overdraft facilities was ¥52,300 million, of which the Group has drawn down ¥46,276 million.

(5)	Status of transfer of business, absorption company split or establishment of a new company through corporate divestment

There is no information to report with respect to any transfers of business, absorption company splits or the establishment of any new companies through corporate divestment.

(6)	Acquisitions of business from a third party

There is no information to report with respect to the transfer of the business of another corporation to the Group.

(7)	Status of acquisition or sale of interest, including shares, stock acquisition rights or other securities, of a third party

a.	The Company purchased shares of Grande Trust Nine YK for ¥1,078 million on April 25, 2008, thereby making Grande Trust Nine YK its consolidated subsidiary.

b.	The Company sold shares of Visual Research Co., Ltd. for ¥579 million on July 1, 2008.

c.	The Company purchased preferred securities of MAP J Tokutei Mokuteki Kaisha for ¥4,680 million on November 13, 2008.

(8)	Status of transfer of rights or obligations of a third party through absorption merger or absorption company split

There is no information to report with respect to the transfer of rights or obligations of any corporations or other third parties to the Group through absorption merger or absorption company split.

(9)	Status of assets and profit or loss in the most recent three fiscal years

a.	Status of assets and profit & loss of the Group

(¥ millions, except “Net income per share” and “Equity per share”)
	27th Term Fiscal year ended February 28, 2006	28th Term Fiscal year ended February 28, 2007	29th Term Fiscal year ended February 29, 2008	30th Term Fiscal year ended February 28, 2009 (Current fiscal year)
Net sales	73,976	105,195	121,382	71,487
Ordinary profit (loss)	8,706	13,874	24,286	(3,397)
Net income (loss)	4,406	7,086	12,421	(102,185)
Net income (loss) per share	417.60	177.61	282.84	(2,281.80)
Total assets	158,032	182,163	250,537	294,312
Equity	19,460	40,001	51,067	(54,398)
Equity per share	1,865.05	920.71	1,137.83	(1,214.66)

(Note 1)	Beginning from the 28th Term, the Group has adopted the “Accounting Standard for

Presentation of Net Assets on the Balance Sheet” (Accounting Standards Board of Japan (“ASBJ”) Statement No. 5, December 9, 2005) and the “Guidance on Accounting Standard for Presentation of Net Assets on the Balance Sheet” (ASBJ Guidance No. 8, December 9, 2005).

(Note 2)
Net income (loss) per share is calculated based on the average number of shares during the fiscal year.  Equity per share is calculated based on the total number of issued and outstanding shares at the end of the fiscal year.

(Note 3)
During the 28th Term, the Company effected a three-for-one stock split on September 1, 2006.  Net income per share and equity per share are calculated based on the assumption that the stock split was conducted at the beginning of the fiscal year.

b.	Status of assets and profit & loss of the Company

(¥ millions, except “Net income per share” and “Equity per share”)
	27th Term Fiscal year ended February 28, 2006	28th Term Fiscal year ended February 28, 2007	29th Term Fiscal year ended February 29, 2008	30th Term Fiscal year ended February 28, 2009 (Current fiscal year)
Net sales	46,507	47,439	52,103	31,045
Ordinary profit (loss)	5,549	6,861	11,366	(3,294)
Net income (loss)	3,243	4,316	6,719	(92,411)
Net income (loss) per share	307.04	108.18	153.01	(2,063.56)
Total assets	129,359	152,617	229,525	238,176
Equity	16,589	34,413	39,653	(55,912)
Equity per share	1,590.27	792.10	885.69	(1,248.46)

(Note 1)
Beginning from the 28th Term, the Company adopted the “Accounting Standard for Presentation of Net Assets on the Balance Sheet” (ASBJ Statement No. 5, December 9, 2005) and the “Guidance on Accounting Standard for Presentation of Net Assets on the Balance Sheet” (ASJB Guidance No. 8, December 9, 2005).

(Note 2)
Net income (loss) per share is calculated based on the average number of shares during the fiscal year.  Equity per share is calculated based on the total number of issued and outstanding shares at the end of the fiscal year.

(Note 3)
During the 28th Term, the Company effected a three-for-one stock split on September 1, 2006.  Net income per share and equity per share are calculated based on the assumption that the stock split was conducted at the beginning of the fiscal year.

(10)	Significant Parent Company and Subsidiaries

a.	Relationship with parent company

The Company’s parent company is Credit Saison Co., Ltd., (“Credit Saison”) which, together with its subsidiaries, owned 18,700,000 shares (41.8% of the voting rights) of the Company as of the end of the fiscal year ended February 28, 2009.

On March 25, 2009, the Company and Credit Saison entered into an agreement (the “Basic Agreement”) pertaining to Credit Saison’s support for the restructuring of the Company (the “Restructuring Support”).  The Restructuring Support primarily comprises: (i) financial support (the “Financial Support”), which contemplates, among other relevant transactions, Credit Saison assuming certain of the debt owed by the Company to financial institutions, (the “Debt Assumption”), (ii) a third party allocation of new shares through a debt equity swap through which the Company will issue new shares to Credit Saison (the “Capital Increase”); and (iii) a share exchange (the “Share Exchange”), through which the Company will become a wholly-owned subsidiary of Credit Saison.

Subsequently, in accordance with the terms of the Basic Agreement and pursuant to a resolution passed at the meeting of the Board of Directors held on March 25, 2009, the Company issued 99,027,000 shares (at ¥112 per share, for an aggregate issue price of ¥11,091,024,000) to Credit Saison through a third party allocation of new shares by means of a debt equity swap (the “First Capital Increase”).  The date of distribution and effective date of the First Capital Increase was April 10, 2009.  As a result, Credit Saison, together with its subsidiaries, owns 117,727,000 shares (81.9% of the voting rights ratio) of the Company.

In addition, in accordance with the terms of the Basic Agreement, the Company resolved, at the meeting of its Board of Directors held on March 25, 2009,  to conduct an additional third party allocation of new shares through a debt equity swap (the “Second Capital Increase”). The Second Capital Increase is conditional upon an amendment to its Articles of Incorporation, pursuant to which the number of shares of the Company authorized to be issued would be increased to 575,248,800 shares, being approved at the Company’s 30th Ordinary General Meeting of Shareholders to be held on May 28, 2009 and subsequently becoming effective.  Through the Second Capital Increase, the Company will issue 431,248,800 shares to Credit Saison on the scheduled distribution and effective date of June 1, 2009, at an issue price of ¥112 per share, for an aggregate issue price of ¥48,299,865,600.  The Company anticipates that, as a result of the Second Capital Increase being effected, Credit Saison and its subsidiaries will own a total of 548,975,800 shares (95.4% of the voting rights) of the Company.

Furthermore, in accordance with the terms of the Basic Agreement, after the Second Capital Increase has been effected, the Company will enter into an agreement pertaining to Credit Saison making the Company a wholly-owned subsidiary through the Share Exchange (the “Share Exchange Agreement”) with Credit Saison on June 17, 2009 (scheduled), pursuant to which it will become a wholly-owned subsidiary of Credit Saison on August 1, 2009, the (scheduled) effective date of the Share Exchange.  By means of the “short-form share exchange” (ryaku-shiki kabushiki kokan) procedures pursuant to Article 784, Paragraph 1 of the Company Law of Japan (the “Company Law”), the Company plans to conduct the Share Exchange without obtaining approval at a general meeting of its shareholders.

The Company guarantees Credit Saison’s loans collateralized by real estate.  The balance of such loan guarantees as of February 28, 2009 is ¥147,599 million.  In addition, as of February 28, 2009, the Company leases certain assets from Credit Saison and has borrowed ¥137,488 million from Credit Saison.

As a result of Credit Saison’s (i) assumption of certain of the debt owed by the Company to financial institutions, (ii) purchase of the Company’s subordinated bonds and subordinated loans, (iii) extension of new loans to the Company and implementation of other transactions that comprise the Financial Support, along with the execution of the First Capital Increase, the total amount of borrowings extended to the Company by Credit Saison as of April 15, 2009 is ¥281,669 million.

b.	Significant Subsidiaries

Name of Company	Paid-in Capital (¥ millions)	Voting Rights Ratio (%)	Major Businesses
AIC Co., Ltd.	3	100.00	Purchase, sale, exchange and leasing of real estate, as well as intermediary and management services thereof
Atrium Servicing Co., Ltd.	500	100.00	Collection under contract and acquisition of specified monetary claims, as well as the sale of, and intermediary and management services in connection with, real estate

Name of Company	Paid-in Capital (¥ millions)	Voting Rights Ratio (%)	Major Businesses
A.M. Fund Management Co., Ltd.	50	100.00	Purchase, sale, leasing and utilization of real estate, as well as intermediary and management services thereof
AW3 Inc.	3	100.00	Purchase, sale, exchange and leasing of real estate, as well as intermediary and management services thereof
Atrium Construction Co., Ltd.	120	99.9	Activities in connection with contracted construction and civil design projects
PAM.J Inc.	3	100.00	Management of wedding halls, banquet halls, restaurants and hotels
Atrium H&R Co., Ltd.	10	100.00	Management and administration of hotels
A. R. Hotels Enoshima Inc.	3	100.00	Management of hotels, as well as sale of foods, soft drinks, beer and alcoholic beverages
ARG Co., Ltd.	10	100.00	Purchase, sale, exchange and leasing of real estate, as well as intermediary and management services thereof
Com Roppongi Co., Ltd.	10	100.00	Leasing of real estate
Grande Trust Nine YK	3	100.00	Purchase, sale and leasing of real estate, as well as intermediary and management services thereof
MAPJ Tokutei Mokuteki Kaisha	4,680	―	Acquisition , management and disposal of specified assets in accordance with asset liquidization plans, under the Act on Securitization of Assets (shisan no ryudouka ni kansuru houritsu)

(Note 1)	The Company has twelve consolidated subsidiaries as listed above.

(Note 2)	AW2 Inc. was liquidated as of April 18, 2008.

(Note 3)
The scope of consolidation changed as a result of the Company’s acquisition of an interest in AR Hotels Enoshima Inc., the operating partner of a silent partnership which was previously a consolidated subsidiary of the Company.

(Note 4)	The Company resolved that it will dissolve and liquidate Atrium Construction Co., Ltd. as of March 25, 2009.

(Note 5)
Visual Research Co., Ltd. was excluded from the scope of consolidation as a result of the sale of its shares; and Clover Garden Specific Purpose Company was excluded from the scope of consolidation as a result of a decline in its significance.

(11)	Principal Areas of Business

The Group mainly engage in the following businesses:

(as of February 28, 2009)
Principal Businesses
Real Estate Liquidation Business	Purchase and sale of previously owned real estate; ownership and sale of revitalized income property
Loan Servicing Business	Purchase of loans; management and collection of loans
Real Estate Loan Guarantee Business	Providing loan guarantees for loans collateralized by real estate
Strategic Investment Business
Asset management business, which encompasses: equity investments in real estate, in which investors invest jointly in large income properties and large development projects; corporate investments; financial investments in real estate-related financial products; and the management of income properties

(12)	Principal Places of Business of the Group

a.	Principal places of business of the Company

(as of February 28, 2009)
Name	Location
Head Office	Chiyoda-ku, Tokyo
Osaka Branch Office	Osaka-shi, Osaka
Nagoya Branch Office	Nagoya-shi, Aichi
Sendai Branch Office	Sendai-shi, Miyagi

b.	Places of business of principal subsidiaries of the Company

(as of February 28, 2009)
Name	Location
AIC Co., Ltd.	Chiyoda-ku, Tokyo
Atrium Servicing Co., Ltd.	Chiyoda-ku, Tokyo
A.M. Fund Management Co., Ltd.	Chiyoda-ku, Tokyo
AW3 Inc.	Chiyoda-ku, Tokyo
Atrium Construction Co., Ltd.	Chiyoda-ku, Tokyo
PAM.J Inc.	Machida-shi, Tokyo
Atrium H&R Co., Ltd.	Chiyoda-ku, Tokyo
AR Hotels Enoshima Inc.	Chiyoda-ku, Tokyo
ARG Co., Ltd.	Chiyoda-ku, Tokyo
Com Roppongi Co., Ltd.	Chiyoda-ku, Tokyo
Grande Trust Nine YK	Chiyoda-ku, Tokyo
MAPJ Tokutei Mokuteki Kaisha	Minato-ku, Tokyo

(13)	Employee Information of the Group

a.	Employee information of the Group

(as of February 28, 2009)
Classification	Number of Employees as of the End of the Current Fiscal Year (persons)	Increase/Decrease Compared to the End of the Previous Fiscal Year (persons)	Average Age (years old)	Average Length of Service (years)

Male	474 (1)	-62 ( -4)	40.3	3.2
Female	142 (13)	-20 (-18)	32.1	3.1
Total or Average	616 (14)	-82 (-22)	38.4	3.2

(Note)
The “Number of Employees” listed above is the number of full-time employees, excluding employees seconded from the Group to companies outside the Group, but including those employees seconded to the Group from companies outside the Group as well as regular part-time employees.  The number of temporary employees (such as dispatched employees and part-time employees) is shown in brackets and is not included in the “Number of Employees”.

b.	Employee information of the Company

(as of February 28, 2009)
Classification	Number of Employees as of the End of the Current Fiscal Year (persons)	Increase/Decrease Compared to the End of the Previous Fiscal Year (persons)	Average Age (years old)	Average Length of Service (years)
Male	309 (1)	16 (0)	39.2	3.3
Female	111 (11)	7 (-8)	31.3	3.1
Total or Average	420 (12)	23 (-8)	37.2	3.3

(Note)
The “Number of Employees” listed above is the number of full-time employees, excluding employees seconded from the Group to companies outside the Group but including those employees seconded to the Group from companies outside the Group as well as regular part-time employees.  The number of temporary employees (such as dispatched employees and part-time employees) is shown in brackets and is not included in the “Number of Employees”.

(14)	Principal Lenders

(as of February 28, 2009)
Lenders	Balance of Borrowing (¥ millions)
Credit Saison Co., Ltd.	165,488
Mizuho Corporate Bank, Ltd.	21,045
Resona Bank, Limited.	10,286
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	7,420
Shinkin Central Bank	5,555
Sumitomo Mitsui Banking Corporation	5,410
Mizuho Trust & Banking Co., Ltd.	4,330
The Sumitomo Trust and Banking Co., Ltd.	3,675
The Norinchukin Bank	3,400

(15)	Other Material Matters Concerning the Current Status of the Group

As set forth above in “a. Relationship with parent companies” of “(10) Significant Parent Companies and Subsidiaries”, the Company and Credit Saison have entered into the Basic Agreement.  Significant components of the Basic Agreement are as follows:

a.
The Basic Agreement stipulates that Credit Saison shall consolidate the Company’s debt and provide financial support on March 31, 2009 by (i) assuming certain amount of the debt owed by the Company to financial institutions (the total amount of which is ¥90,684 million)

and the Company’s repayment obligation in respect of its interest swap agreement (the notional principal of which is ¥54,887 million), (ii) extending a loan of ¥18,035 million to the Company to serve as funds to enable the Company to purchase and cancel the corporate bonds that it has issued, (iii) purchasing the subordinated bonds issued by the Company (“Series 1 Unsecured Bonds”), of which the total value is ¥3,100 million, and a subordinated loan, of which the total value is ¥300 million, from the respective creditors, and (iv) extending a new loan to the Company to enable the Company to repay that portion of the Company’s debt owed to financial institutions which is not subject to the debt assumption described above in “(i)”.

b.
The Basic Agreement stipulates that the Company will conduct a third party allocation of new shares by means of a debt equity swap, through which it will issue such number of shares of common stock that may be issued under the Articles of Incorporation as of March 25, 2009 to Credit Saison (the First Capital Increase).

c.
The Basic Agreement stipulates that the Company will conduct a separate third party allocation of new shares by means of a debt equity swap, conditional upon the amendment to its Articles of Incorporation increasing the number of authorized shares being carried out, through which it will issue new shares of common stock to Credit Saison (the Second Capital Increase).

d.	The Basic Agreement stipulates that the Company and Credit Saison will conduct a share exchange, pursuant to which the Company will become a wholly-owned subsidiary of Credit Saison.

2.	Matters with respect to the Company’s Shares (as of February 28, 2009)

(1)	Total Number of Shares Authorized to be Issued

144,000,000 shares

(2)	Total Number of Issued and Outstanding Shares

44,785,200 shares (including 221 treasury shares)

(3)	Number of Shareholders

8,572 persons (increase of 3,101 persons compared to the end of the previous fiscal year)

(4)	Shareholders who Hold 10% or More of the Total Number of Issued and Outstanding Shares

Name of Shareholder	Number of Shares Held	Percentage of the Total Issued and Outstanding Shares
Credit Saison Co., Ltd.	17,400,000 shares	38.9%

(Note)	Treasury shares (221 shares) are excluded from the calculation of the “Percentage of the Total Issued and Outstanding Shares”.

(5)	Other Material Matters with respect to the Company’s Shares

In accordance with the Basic Agreement for business restructuring, the Company issued 99,027,000 new shares to Credit Saison by means of a third party allocation of new shares on April 10, 2009 (the First Capital Increase), as a result of which the total number of issued and outstanding shares of the Company and the total number of shares of the Company held by Credit Saison each increased by 99,027,000 shares respectively on and after April 10, 2009.  The following list shows the “Total Number of Issued and Outstanding Shares” and “Shareholders who Hold 10% or More of the Total Number of Issued and Outstanding Shares” reflecting such increase of shares.

a.	Total Number of Issued and Outstanding Shares

143,812,200 shares (including 221 treasury shares)

b.	Shareholders who Hold 10% or More of the Total Number of Issued and Outstanding Shares

Name of Shareholder	Number of Shares Held	Percentage of the Total Issued and Outstanding Shares
Credit Saison Co., Ltd.	116,427,000 shares	81.0%

(Note)	Treasury shares (221 shares) are excluded from the calculation of the “Percentage of the Total Issued and Outstanding Shares”.

In addition, in accordance with the terms of the Basic Agreement, the Company resolved, at the meeting of its Board of Directors held on March 25, 2009, to issue 431,248,800 new shares to Credit Saison through a third party allocation of new shares with a scheduled distribution and effective date of June 1, 2009, conditional upon an amendment to its Articles of Incorporation, pursuant to which the number of authorized shares would be increased to 575,248,800 shares, being approved at the Company’s 30th Ordinary General Meeting of Shareholders to be held on May 28, 2009 and subsequently becoming effective (the Second Capital Increase).

Once the Second Capital Increase is executed, the Company anticipates that the total number of issued and outstanding shares and the number of shares held by Credit Saison will each increase by 431,248,800 shares, respectively.  The forecasted effects of such increase of shares on “Total Number of Issued and Outstanding Shares” and “Shareholders who Hold 10% or More of the Total Number of Issued and Outstanding Shares” are as follows:

a.	Total Number of Issued and Outstanding Shares

575,061,000 shares (including 221 treasury shares)

b.	Shareholders who Hold 10% or More of the Total Number of Issued and Outstanding Shares

Name of Shareholder	Number of Shares Held	Percentage of the Total Issued and Outstanding Shares
Credit Saison Co., Ltd.	547,675,800 shares	95.2%

(Note)	Treasury shares (221 shares) are excluded from the calculation of the “Percentage of the Total Issued and Outstanding Shares”.

Furthermore, in accordance with the terms of the Basic Agreement, the Company and Credit Saison will enter into the Share Exchange Agreement, pursuant to which Credit Saison will make the Company its wholly-owned subsidiary through the Share Exchange, on June 17, 2009 (scheduled).

Credit Saison will acquire all of the issued and outstanding shares of the Company, thereby making the Company its wholly-owned subsidiary, on August 1, 2009, the (scheduled) effective date of the Share Exchange.

3.	Matters with respect to the Company’s Share Acquisition Rights

N/A

4.	Matters with respect to the Company’s Directors and Statutory Auditors

(1)	Current Directors and Statutory Auditors
(as of February 28, 2009)
Title	Name	Title, Responsibilities and Representative Positions held in Other Companies
President	Tsuyoki Takahashi	CEO; President of Atrium Servicing Co., Ltd., President of A.M. Fund Management Co., Ltd., Chairman of Atrium Construction Co., Ltd., President of AIC Co., Ltd. Chairman of Atrium H&R Co., Ltd.
Senior Managing Director	Susumu Tsukamoto	COO, Head of Real Estate Liquidation Division and Product Planning Division; President of Atrium Construction Co., Ltd., President of Atrium H&R Co., Ltd.
Senior Managing Director	Osamu Sadakata	CFO, Supervisor of Real Estate Finance Division
Director	Takushi Fujita	Head of Corporate Planning Division
Director	Tsugumasa Sekiguchi	Head of Real Estate Finance Division
Director	Akira Hoshino	Head of Corporate Administration Division
Standing Statutory Auditor	Toshiharu Suzuki
Statutory Auditor	Kiyotaka Tanaka	Representative Partner of THEMIS Law Office
Statutory Auditor	Masaru Sakurai	Standing statutory auditor of Credit Saison Co., Ltd.

(Note)	Messrs. Kiyotaka Tanaka and Masaru Sakurai are outside statutory auditors as defined in Article 2, Section 16 of the Company Law.

(2)	Directors and Statutory Auditors who Retired during the Current Fiscal Year

Name	Title, Responsibilities and Representative Positions held in Other Companies at the Time of Resignation	Date of Retirement	Reason for Retirement
Hiroshi Rinno	Director and Advisor; President of Credit Saison Co., Ltd.	September 30, 2008	Resignation

(Note)	Mr. Hiroshi Rinno is an outside director as defined in Article 2, Section 15 of the Company Law.

(3)	Directors and Statutory Auditors who Retired after the Current Fiscal Year

Name	Title, Responsibilities and Representative Positions held in Other Companies at the Time of Resignation	Date of Retirement	Reason for Retirement
Osamu Sadakata	Senior Managing Director	March 25, 2009	Resignation

(4)	Amount of Remuneration for Directors and Statutory Auditors

Classification	Number of Persons	Aggregate Amount of Remuneration (¥ millions)
Directors	5	124
Statutory Auditors	2	20
Total	7	144

(Note 1)	Remuneration paid to employees who hold concurrent positions as directors is not included in the above figures.

(Note 2)
In addition to the above, an unpaid balance of ¥126 million remains in respect of a cut-off payment representing the retirement benefits of eleven directors, to be paid in accordance with the resolution to abolish the retirement benefits scheme for directors, statutory auditors and executive officers at the 29th Ordinary General Meeting of Shareholders held on May 28, 2008.  In addition, a provision of allowance for statutory auditors’ retirement benefits totaling ¥1 million to be paid to one statutory auditor has been recorded.

(Note 3)
At the 27th Ordinary General Meeting of Shareholders held on May 30, 2006, it was resolved that the maximum annual remuneration for directors shall not exceed ¥500 million and the maximum annual remuneration for statutory auditors shall not exceed ¥70 million, respectively.

(Note 4)
There are 7 directors and 3 statutory auditors in the Company for the current fiscal year.  The difference between the actual number and the number in the above column is due to the existence of 2 directors and 1 outside statutory auditor who serve without compensation.

(5)	Matters with Respect to Outside Directors and Outside Statutory Auditors

a.	Concurrent positions held by outside directors and outside statutory auditors

(as of February 28, 2009)
Position in the Company	Name	Company Where Concurrent Position is Held	Relationship with the Company
Statutory Auditor	Kiyotaka Tanaka	Representative Partner of THEMIS Law Office	THEMIS Law Office has no interest in the Company.
		Statutory auditor of Delica Foods Co., Ltd.	Delica Foods has no interest in the Company.
Statutory Auditor	Masaru Sakurai	Standing statutory auditor of Credit Saison Co., Ltd.	Parent company of the Company
		Statutory auditor of JPN Collection Service Co., Ltd.	JPN Collection Service has no interest in the Company.
		Statutory auditor of Concerto Co., Ltd.	Concerto has no interest in the Company.
		Statutory auditor of JPN Holdings Co., Ltd.	JPN Holdings has no interest in the Company.

(Note)
Mr. Hiroshi Rinno, director of the Company, resigned from his position as director on September 30, 2008.  Information pertaining to positions (such as executive directors) held concurrently in other companies by the Company’s outside directors and statutory auditors is set forth in “(2) Directors and Statutory Auditors who Retired during the Current Fiscal Year” above.

b.	Principal Activities of Outside Directors and Outside Statutory Auditors (Status of attendance at the meetings of the Board of Directors/Statutory Auditors, and statements therein)

With respect to the meetings of the Board of Directors during the fiscal year ended February 28, 2009, Mr. Hiroshi Rinno, an outside director, attended 11 out of 18 meetings, Mr. Kiyotaka Tanaka, an outside statutory auditor, attended 14 out of 28 meetings, and Mr. Masaru Sakurai, an outside statutory auditor, attended 19 out of 28 meetings.  In addition to clarifying their questions concerning the Company and its management, they provided timely and appropriate statements and opinions from a specialist viewpoint.

With respect to the meetings of the Board of Statutory Auditors during the fiscal year ended February 28, 2009, Mr. Kiyotaka Tanaka, an outside statutory auditor, attended 13 out of 14 meetings and Mr. Masaru Sakurai, an outside statutory auditor, attended 13 out of 14 meetings.  Messrs. Tanaka and Sakurai held discussions relating to the implementation of fair audits, audit results and other issues.

c.	Outline of limitation of liability agreements

Pursuant to Article 427 of the Company Law, the Company entered into an agreement limiting liabilities as defined in Article 423, Item 1 of the Company Law with each of its outside statutory auditors, if the requirements set forth in the relevant laws and regulations are satisfied.  The maximum amount for which such outside statutory auditors shall be liable shall be the minimum liability amount stipulated in Article 425, Item 1 of the Company Law.

d.	Aggregate Amount of Remuneration Paid to Outside Directors and Outside Statutory Auditors for the Current Fiscal Year

¥9 million to one person

e.	Aggregate Amount of Remuneration which Outside Directors and Outside Statutory Auditors Received from the Parent Company of the Company or Subsidiaries of the Parent Company

¥74 million to two persons

5.	Independent Auditor

(1)	Name of Independent Auditor

Deloitte Touche Tohmatsu

(2)	Amount of Remuneration Paid to Independent Auditor in the Current Fiscal Year

a.	Remuneration paid to independent auditor for the current fiscal year

¥63 million

b.	Total amount of money and other financial benefits payable by the Company and its subsidiaries

¥82 million

(Note)
Since no distinction is made under the agreement between the Company and the independent auditor between remuneration for audit services rendered pursuant to the Company Law and for audit services rendered pursuant to the Securities and Exchange Law of Japan, and because such distinction cannot be made substantially, the amount in “b.” above represents the total amount paid for these services.

(3)	Description of Non-Auditing Services

Deloitte Touche Tohmatsu provides the Company with consultation services in relation to the establishment of a system of internal control over financial reporting.

(4)	Policy on Dismissal and Non-Reappointment of Independent Auditor

The Company’s policy is to determine the dismissal or non-renewal of the appointment of its independent auditors while working closely with the statutory auditors and maintaining the independence of the independent auditor, the audit system and other systems in connection with the performance of the independent auditor’s duties.

6.	Systems and Policies of the Company

(1)	System to Ensure Compliance with Applicable Laws, Regulations and the Articles of Incorporation by Directors in Performing their Duties, and Other Systems to Ensure the Appropriateness of Business

The Company resolved, at a meeting of the Board of Directors held on May 11, 2006, the “Basic Policy with Respect to the Establishment of Internal Control System” as follows.  The Company will ensure the appropriateness of business in accordance with the Basic Policy.

Internal Control Systems developed by Management

a.	System to ensure compliance with applicable laws, regulations and the Articles of Incorporation by directors and employees in performing their duties

(i)
Based on the internal rules pertaining to the Company’s compliance system, the Company’s directors, statutory auditors and employees will comply with laws and regulations, the Articles of Incorporation, and societal norms.

(ii)	The purposes of the Compliance Committee are to deliberate and formulate compliance guidelines, and conduct education and promotion activities in connection with such guidelines.

(iii)	The consultation service of the Compliance Committee shall promptly and appropriately respond to any report of an issue that raises concerns from a compliance perspective.

b.	System for retention and management of information relating to the performance of duties by directors

(i)	The Company shall prepare and retain written documents containing information pertaining to the exercise of duties by directors and their decision making.

(ii)	The Company shall properly retain and manage such documents pursuant to the relevant internal rules.

c.	Rules and systems with respect to the management of risk of loss

(i)	Based on relevant internal rules, the Company shall make efforts to enhance awareness of risk management and to prevent risks.

(ii)
In the event of the occurrence, emergence, or detection of risk, the Company shall internally report such risks based on a prompt reporting system and, through the formation of the Risk Management Committee, shall respond with emergency countermeasures, measures to prevent recurrence and any other relevant measures.

d.	System to ensure the efficiency of the performance of duties by directors

Based on relevant internal rules, the Company shall clarify directors’ responsibilities and authority pertaining to their performance of duties and ensure that the performance of duties by directors is conducted efficiently in the context of the organization.

e.	System to ensure the appropriateness of business operations of the Group consisting of the Company, its parent company and subsidiaries

In order to ensure the appropriateness of business operations of the Group, the measures set forth in “a.” through “d.” above shall be applied to all operations constituting the Group.

Internal Control Systems to Assist Statutory Auditors

a.	Matters relating to employees who assist statutory auditors in the event that a request to retain such employee is made by statutory auditors

In order to assist with statutory auditors’ duties, the Company shall establish an audit secretariat division (kansayaku jimukyoku), for which the head of internal control audit office (naibu tousei kansashitsu) will be responsible, in addition to his or her other duties.

b.	Matters relating to maintaining independence of employees from directors

The auditors’ secretariat division shall discuss with standing statutory auditors any transfers or evaluations of employees who assist statutory auditors.

c.	System for reporting by directors and employees to statutory auditors, and for other reports to be made to statutory auditors

Directors and employees must report, in writing or orally, to standing statutory auditors (i) the occurrence of any facts that may potentially cause serious damage to the Company, (ii) any action that violates relevant laws and regulations as well as the Articles of Incorporation, or any misconduct, and (iii) any other matters that are requested by statutory auditors to be reported.

d.	Other systems to ensure the effective implementation of audit by statutory auditors

Standing statutory auditors may attend management meetings and other materials meetings, and may request investigations and reports as necessary.

(2)	Basic Policy with Respect to Control of the Public Company

N/A

(3)	Policies on Distribution of Surplus

Because the Company recorded ¥102,185 million in net loss for the current consolidated fiscal year, the Company has determined that no year-end dividend shall be paid for the fiscal year ended February 28, 2009.

The Company will work towards fundamentally restructuring its business, based on the “Business Restructuring Plan” which was formulated in March 2009.

Consolidated Balance Sheet

(As of February 28, 2009)

(¥ millions)
ASSETS		LIABILITIES
Current Assets	290,870	Current Liabilities	244,316
Cash and bank deposits	6,788	Accounts payable	629
Notes and accounts receivable	837	Short-term borrowings	184,034
Inventories	201,976	Current portion of long-term debt	28,985
Operational investment securities	1,273	Bonds redeemable within one year	20,085
Guarantor’s claims	91,557	Income taxes payable	1,338
Deferred tax assets	110	Allowance for bonuses	236
Other current assets	7,063	Other current liabilities	9,006
Allowance for doubtful accounts	(18,737)
		Long-term Liabilities	104,394
		Bonds	29,100
Non-current Assets	3,442	Long-term debt	62,608
Property, plant and equipment	598	Accrued retirement benefits to statutory auditors	6
Buildings	398	Allowance for warranties against defects	86
Structures	24	Allowance for compensation for completed works	9
Tools, appliances and fixtures	94	Allowance for guarantee obligations	12,422
Land	82	Other long-term liabilities	163
		TOTAL LIABILITIES	348,711
Intangible fixed assets	601	EQUITY
Goodwill	302	Equity	(54,378)
Other intangible assets	298	Common stock	3,889
		Capital surplus	18,066
Investment and others	2,242	Retained earnings	(76,334)
Investments in securities	687	Treasury stock	(0)
Long-term loans	2,017
Deferred tax assets	6	Valuation/translation gains (losses)	(19)
Others	1,739	Unrealized gains or losses on other securities	(19)
Allowance for doubtful accounts	(2,208)
		Minority interest	0
		TOTAL EQUITY	(54,398)
TOTAL ASSETS	294,312	TOTAL LIABILITIES AND EQUITY	294,312

(Note)	Amounts less than one million yen have been rounded off.

Consolidated Statements of Income

(From March 1, 2008 to February 28, 2009)
		(¥ millions)
		Amount
Net sales		71,487
Cost of sales		53,475
Gross profit		18,012
Selling, general, and administrative expenses		14,508
Operating income		3,503
Other income
Interest income		57
Dividend income		17
Amortization of negative goodwill		411
Gain from transfer of claims		71
Others		29
Total		587
Other expenses
Interest expenses		4,854
Commissions		600
Amortization of bond issuance expenses		77
Provision of allowance for doubtful accounts		1,680
Others		275
Total		7,488
Ordinary loss		3,397
Extraordinary income
Reversal of allowance for doubtful accounts		172
Gain on sale of investment securities		153
Others		19
Total		344
Extraordinary expenses
Loss on sale of non-current assets		3
Loss on removal of non-current assets		10
Loss on sale of investment securities		1,101
Loss on revaluation of investment securities		599
Loss on revaluation of inventories		37
Loss on business restructuring		91,063
Total		92,817
Loss before income taxes and minority interests		95,869
Corporate, inhabitant and enterprise taxes		2,657
Deferred taxes		3,774
Total		6,431
Minority interest in losses of consolidated companies		115
Net loss		102,185
(Note)	Amounts less than one million yen have been rounded off.

Consolidated Statement of Changes in Equity
(From March 1, 2008 to February 28, 2009)
(¥ millions)
	Equity
	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance as of February 28, 2008	3,888	18,065	28,984	(0)	50,937
Changes during the term
Issuance of common stock	1	1	―	―	2
Dividends	―	―	(3,133)	―	(3,133)
Net loss	―	―	(102,185)	―	(102,185)
Acquisition of treasury stock	―	―	―	(0)	(0)
Others	―	―	―	―	―
Total changes during the term	1	1	(105,319)	(0)	(105,316)
Balance as of February 28, 2009	3,889	18,066	(76,334)	(0)	(54,378)

	Valuation/translation gains (losses)
	Unrealized Gains or Losses on Other securities	Total Valuation /Translation Gains (Losses)	Minority Interest	Total Equity
Balance as of February 28, 2008	4	4	125	51,067
Changes during the term
Issuance of common stock	―	―	―	2
Dividends	―	―	―	(3,133)
Net loss	―	―	―	(102,185)
Acquisition of treasury stock	―	―	―	(0)
Others	(24)	(24)	(124)	(149)
Total changes during the term	(24)	(24)	(124)	(105,465)
Balance as of February 28, 2009	(19)	(19)	0	(54,398)

(Note)	Amounts less than one million yen have been rounded off.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The turmoil that the domestic and overseas financial markets have been experiencing since 2007 started spreading to the real economy in the wake of the “Lehman shock” in September 2008.  This, together with the fact that the credit crunch became even more pronounced, greatly affected the real estate industry and the real estate financing industry, in which the Company operates.  Under such economic conditions, the Company formulated a fundamental business restructuring plan centering around its withdrawal from the Real Estate Loan Guarantee Business and the Strategic Investment Business, and recorded an extraordinary loss of ¥91,063 million in connection with the formulation of such plan.  As a result of the recording of this extraordinary loss, in addition to other factors, the Company incurred a net loss of ¥102,185 million.  Consequently, net assets in the consolidated balance sheet for the fiscal year ended February 28, 2009 totaled negative ¥54,398 million.

As a result, the Company is in violation of financial covenants in commitment line facility agreements and loan agreements that it has entered into with financial institutions, and of bond agreements.  Payments may therefore be demanded of the Company under acceleration clauses and limitations will be placed on its commitment lines.  This will significantly impact the Company’s future financing capability.

These circumstances raise significant doubts as to the Company’s status as a going concern.

In response, the Group will implement a business restructuring plan to resolve its current situation.

Outline of the Plan:

(1)	Selection and Centralization of Management Resources

•
Atrium will specialize in (i) the short term/fast turnover-type real estate liquidation business targeting small and medium-scale properties and (ii) the special loan servicing business.  These are the businesses on which the Company was founded and in which the Company has established a long and stable track record, even during times of recession.

•	The Company plans to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business.

(2)	Restructuring Operations and Reducing Headcount

•	Revise organizational structure, consolidate branches and offices
•	Reduce employee headcount through early retirement scheme

(3)	Streamlining Balance Sheet

•	Expedite the sale of real estate properties

(4)	Financial Restructuring

•	Enhance equity by reducing interest-bearing debt by expediting the sale of inventory real estate, transferring debt to Credit Saison, and executing a third party allocation of new shares

(5)	Capital Policy

•	Promptly and flexibly implement the business restructuring plan by becoming a wholly-owned subsidiary of Credit Saison through a share exchange

(6)	Clarification of Managerial Responsibility and Overhaul of Corporate Governance System

•	Reform management through the resignation of current directors and the appointment of new directors by Credit Saison
•	Reduce executive compensation

The consolidated financial statements have been prepared on the assumption that the Company will continue to operate as a going concern, and do not reflect the impact of the material doubts described above in respect of such assumption.

(Notes to Significant Accounting Policies)

1.	Scope of Consolidation

(1)	Number of consolidated subsidiaries:	12 companies

Names of consolidated subsidiaries:

AIC Co., Ltd.
Atrium Servicing Co., Ltd.
A.M. Fund Management Co., Ltd.
AW3 Inc.
Atrium Construction Co., Ltd.
PAMJ Inc.
Atrium H&R Co., Ltd.
AR Hotels Enoshima Inc.
ARG Co., Ltd.
Com Roppongi Co., Ltd.
Grande Trust Nine YK
MAPJ Tokutei Mokuteki Kaisha

Grande Trust Nine YK has been included in the scope of consolidation from the fiscal year ended February 28, 2009, because the Company purchased its shares during such consolidated fiscal period.  MAPJ Tokutei Mokuteki Kaisha has been included in the scope of consolidation from the fiscal year ended February 28, 2009, because the Company invested in it during such consolidated fiscal period.

The scope of consolidation changed as a result of the Company’s acquisition of an interest in AR Hotels Enoshima Inc., the operating partner of a silent partnership which was previously a consolidated subsidiary of the Company.

Moreover, AD2 Tokutei Mokuteki Kaisha was accounted for as a consolidated subsidiary of the Company during the fiscal year ended February 28, 2009 in recognition of the substantive control the Company operated over the company.  However, AD2 Tokutei Mokuteki Kaisha was subsequently excluded from the scope of consolidation as a result of a decline in its materiality.

From the fiscal year ended February 28, 2009, AW2 Inc., which was a consolidated subsidiary in the fiscal year ended February 29, 2008, was excluded from the scope of consolidation as a result of its liquidation; Visual Research Co., Ltd. was excluded from the scope of consolidation as a result of the sale of its shares; and Clover Garden Specific Purpose Company was excluded from the scope of consolidation as a result of a decline in its materiality.

(2)	Major non-consolidated subsidiary

Region Loan Investment Inc.

(3)	Reason for exclusion from scope of consolidation

The non-consolidated subsidiary is excluded from the scope of consolidation since the scale of its business is small and its total assets, revenue, net income and retained earnings are deemed to have an insignificant effect on the consolidated financial statements of the Company.

2.	Application of Equity Method

(1)	Name of major non-consolidated subsidiaries and affiliates not accounted for by the equity method

Region Loan Investment Inc.

(2)	Reason for equity method not being applied

The Company’s investment in the company above is not accounted for by the equity method because it is immaterial, and because its total assets, revenue, net income and retained earnings for the fiscal year ended February 28, 2009 are deemed to have an insignificant effect on the consolidated financial statements of the Company.

3.	Fiscal Year-Ends of Consolidated Subsidiaries

Among the consolidated subsidiaries, the fiscal year-end of AW3 Inc., PAMJ Inc., Grande Trust Nine YK and MAP J Tokutei Mokuteki Kaisha is December 31.

The Company prepared its consolidated financial statements using the financial statements of such companies as of December 31, 2008 and made adjustments necessary for the purposes of consolidation for any significant transactions which occurred between December 31, 2008 and the consolidated fiscal year-end.

The fiscal year-end of Com Roppongi Co., Ltd. is May 31.  The Company prepared its consolidated financial statements using financial statements based on the provisional settlement of accounts in respect of such company that was conducted as of the consolidated fiscal year-end.

4.	Accounting Standards

(1)	Valuation of securities

►	Other securities
•	Securities with market value:

Stated at fair value based on the market price as of the fiscal year-end.  The unrealized gains and losses on these securities are booked directly as components of equity, and the cost of securities sold is computed using the moving average method.

•	Securities without market value:

Stated at cost using the moving average method.
Investments in investment partnerships with limited liability or similar partnerships (classified as securities in accordance with Article 2, Paragraph 2 of the Financial Instruments and Exchange Law) include the net amount equivalent to the ownership portion based on the most recent financial statements available as of the reporting date stipulated in the partnership contract.

Investments in silent partnerships are accounted for by the individual method.  Further details are provided below in “a. Accounting for investments in silent partnerships” of “(9) Other significant matters for preparation of consolidated financial statements.”

(2)	Valuation of derivatives

Stated at market value.

(3)	Valuation of inventories

Valued at cost (book values of assets are written down in accordance with decreased profitability).

a.	Real estate held for sale, real estate for sale – in progress, loans purchased from financial institutions and expenditures for ongoing construction projects:

Valued at cost using the individual method.

b.	Raw materials:

Stated at cost using the most recent purchase price method.

(4)	Depreciation of non-current assets

a.	Property, plant and equipment

Depreciation of buildings (excluding fixtures) is computed using the straight-line method.

The range of estimated useful lives is principally as follows:

Buildings:	8 ~ 50 years
Structures:	20 years
Vehicles and delivery equipment:	6 years
Tools, equipment and fixtures:	5 ~ 8 years

(Additional Information)

From the fiscal year ended February 28, 2009, property, plant and equipment is depreciated in accordance with the revisions to the Corporate Tax Law (Law on Partial Revision of the Income Tax Law, Law No. 6, March 30, 2007) and Cabinet Order on the Partial Revision of the Enforcement Order on Corporate Tax, Cabinet Order No. 83, March 30, 2007).  Accordingly, property, plant and equipment acquired on or before March 31, 2007 is depreciated to the maximum depreciable amount, and the remaining amount is amortized using the straight-line method over 5 years from the fiscal year after depreciation reaches such maximum depreciable amount.

The effect of this change on profit and loss was minimal.

b.	Intangible fixed assets

Depreciation of intangible fixed assets is computed using the straight-line method.

Amortization periods for intangible assets are based on standards identical to those stipulated under the Corporation Tax Law.  However, software (for internal use) is amortized over the period of its useful life (5 years).

c.	Long-term prepaid expenses

Amortized in equal installments.

(5)	Deferred assets

a.	Bond issuance expenses

Amortized using the straight-line method over the period to redemption.

b.	Share issuance expenses

Charged to income as incurred.

(6)	Accounting for allowances

a.	Allowance for doubtful accounts

To provide for losses on doubtful accounts, the Company records an allowance calculated based on the actual default ratio for general accounts receivable, plus an amount for specific accounts for which collection appears doubtful.

b.	Allowance for bonuses

In order to prepare for the payment of bonuses to employees, the Company provides an allowance for employees’ bonuses based estimates of future bonus payments to employees.

c.	Reserve for employees’ retirement benefits and pension plans

In order to provide for employees’ retirement benefits, the Company recognizes pension expenses deemed to have accrued based on the retirement benefit obligation and the fair value of the pension plan assets as of the consolidated fiscal year-end.

For past service liabilities, the Company recognizes pension expenses proportionately over a prescribed number of years that is less than the average remaining years of employment of employees at the time the past service liabilities are recognized (9 years).

The Company charges actuarial gains or losses to income beginning in the consolidated fiscal year subsequent to that in which such amounts are incurred, using the pro rata amounts based on a prescribed number of years that is less than the average remaining years of employment of employees at the time that such gains or losses arose (9 years).

d.	Accrued retirement benefits to statutory auditors

The Company recognizes the full amount of liabilities as of the fiscal year-end, based on regulations governing retirement benefits to directors and statutory auditors.

(Additional information)

At the meetings of their respective Boards of Directors held on April 25, 2008, the Company and certain consolidated subsidiaries resolved to abolish the retirement bonus scheme for directors, independent auditors and executive officers at the conclusion of the Ordinary General Meeting of Shareholders of the Company in May 2008.  Pursuant to such resolutions, any accrued retirement benefits shall be paid to directors and executive officers as a cut-off payment, to be made at the time that each director or executive officer retires.  The balance of the reserve for retirement benefits for board members and officers has been reversed, and the Company has recorded such amounts as “Other current liabilities” or “Other long-term liabilities”.

The Company has recorded ¥31 million as “Other current liabilities” and ¥127 million as “Other long-term liabilities”, representing the relevant accrued amounts as of the consolidated fiscal year-end.

e.	Allowance for warranties against defects

To provide for the payments required to remedy defects covered by construction warranties to which the Company is subject after the conveyance of real estate held for sale, the Company recognizes allowances for repair costs based on the actual incidence of defects in the past.

f.	Allowance for compensation for completed work

Estimated restitution costs are provided for the payments required to remedy construction defects covered by defect warranties based on the actual incidence of defects in the past.

g.	Allowance for guarantee obligations

The forecasted amount of losses arising in the future is provided for based on historical default rates to prepare for the bearing of future risks arising from obligations guaranteed in connection with real estate-collateralized loans made by cooperating financial institutions.

(7)	Accounting for lease transactions

For finance lease transactions, except for leases that transfer ownership of the property to the lessee, the usual accounting method governing lease transactions has been applied.

(8)	Method of hedge accounting

a.	Hedge accounting

Deferred hedge accounting is applied to transactions that meet certain hedging criteria.  For interest rate swaps that meet certain criteria for special treatment, the Company employs such special treatment.

b.	Hedge method and hedge items

Hedge method:	Interest rate swaps

Hedged item:	Loans payable

c.	Hedging policy

The Company engages in derivative transactions for the sole purpose of hedging interest rate risks associated with the Company’s financing activities.  The counterparties to these derivative transactions are limited to financial institutions with high credit ratings.

d.	Assessment of effectiveness of hedging

The Company assesses the effectiveness of its hedges by reference to the accumulated gains or losses on the hedging instruments and the underlying hedged items from the commencement of the hedges of the two parties involved.  These tests are performed on a semi-annual basis.  The Company omits these tests of effectiveness, however, for interest rate swaps that are subject to special accounting treatment.

(9)	Other significant matters for preparation of consolidated financial statements

a.	Accounting for consumption taxes

Amounts shown are exclusive of consumption taxes.

However, consumption taxes related to non-current assets that cannot be totally offset against consumption taxes received are recognized as long-term prepayments.  These are recorded in “Other” under “Investments and other assets” and are amortized in equal installments over a prescribed number of years.

b.	Accounting for investments in silent partnerships

Investments in silent partnerships are recognized as “Operational investment securities” in amounts equivalent to the Company’s share in the assets of the partnership.  The Company recognizes the relevant amount as “Operational investment securities” at the time it pays its investment to the silent partnership and recognizes any net gains or losses incurred by the partnership as “Net sales”.  These gains or losses are then either added to or subtracted from the “Operational investment securities” account.  When the Company receives a repayment of its investment from a business party, it reduces the value of the “Operational investment securities” account.

c.	Accounting for loans purchased from financial institutions

The Company recognizes proceeds from loan collection as “net sales” at the time of collection and the corresponding portion of the loan asset as “cost of sales.”

5.	Valuation of Assets and Liabilities of Consolidated Subsidiaries

The assets and liabilities of consolidated subsidiaries of the Company are valued in accordance with the full mark-to-market method.

6.	Amortization of Goodwill

Goodwill is amortized in equal amounts over the period during which the effect extends, but not exceeding 20 years.  Immaterial amounts of goodwill are amortized in full during the fiscal year in which they are incurred.

7.	Method of Preparation of Consolidated Financial Statements

The accompanying consolidated financial statements have been prepared in accordance with the Corporate Calculation Regulations.

(Changes to Accounting Policies)

(Application of Accounting Standard for Measurement of Inventories)

As a result of the “Accounting Standards for Measurement of Inventories” (ASBJ, July 5, 2006, ASBJ Statement No. 9) becoming applicable to consolidated financial statements pertaining to consolidated fiscal years commencing on or before March 31, 2008, the Company adopted such accounting standards from the fiscal year ended February 28, 2009.

The effect of the adoption of this new standard was the reduction of operating income by ¥678 million and the increase of ordinary loss by ¥678 million and loss before income taxes by ¥715 million, compared to what would have been recorded pursuant to the previous accounting standard.

(Change to Categorization of Investments Held for Business Purposes)

From the fiscal year ended February 28, 2009, the Company recognizes investments held for business purposes as current assets, under “Operational investment securities”.  These securities have traditionally been recognized as investments in securities and have been categorized as fixed assets.  This change was made following a revision of the Company’s operating segments, in which the scope of investments made for operating purposes was clarified.  The Company adopted the new accounting procedure to establish a clearer correlation between operating revenue and operational assets.  The effect of the adoption of this new procedure was to reduce investments in securities (under “Investments and other assets”) by ¥1,273 million and to increase “Operational investment securities” by ¥1,273 million, compared to what would have been recorded pursuant to the previous accounting standard.

(Change in Presentation)

(Consolidated Balance Sheet)

The “Accounts receivable” line item, which was used in the consolidated financial information of the Company for the fiscal year ended February 29, 2008, has been changed to “Notes and Accounts Receivable” from the fiscal year ended February 28, 2009.

This change in presentation is being made as a result of an outstanding balance in notes having arisen as of the end of the fiscal year ended February 28, 2009.

Notes account for ¥16 million of “Notes and Accounts Receivable”.

(Notes to Consolidated Balance Sheet)

1.	Assets pledged as collateral and obligations related to collateral

(1)	Assets pledged as collateral

Inventories:	¥23,998 million
Total:	¥23,998 million

(2)	Secured borrowings

Bonds:	¥10,000 million
Total:	¥10,000 million

2.	Aggregate amount of depreciation on property, plant and equipment: ¥346 million

The total amount of impairment losses is included in the figure above.

3.	Contingent liabilities

Customers who have borrowed loans secured by real estate from participating financial institutions:	¥93,910 million

4.	To aim for more efficient financing of working capital for the Group, the Company has entered into overdraft and loan commitment agreements with nine banks.

As of the end of the fiscal year ended February 28, 2009, the Group had the following amounts of unused overdraft facilities and loan commitments:

Total available loan commitments and overdraft facilities	¥52,300 million
Amounts drawn down	¥46,276 million
Difference	¥6,023 million

Of the above, the Company had the following amounts of unused overdraft facilities and loan commitments:

Total available loan commitments and overdraft facilities	¥30,000 million
Amounts drawn down	¥30,000 million
Difference	¥- million

(Notes to Consolidated Statement of Income)

The main reason for the decline in the Company’s business results was its inability to sell real estate assets in accordance with its plans due to a dramatic decline in liquidity in the real estate market and the sudden increase in payments pursuant to guarantees in the Real Estate Loan Guarantee Business.  Accordingly, the Company will cease its involvement in large-scale development projects and has resolved to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business and to consolidate its branches and offices.

In addition, the Company has also resolved to accept financial support from Credit Saison, which centers on an assumption of debt, a third party allocation of new shares and the Company becoming a wholly-owned subsidiary of Credit Saison through a share exchange.  As a result, the Company has recorded an extraordinary loss in connection with the Real Estate Loan Guarantee Business and the Strategic Investment Business, and the financial support offered by Credit Saison as “Loss on business restructuring”.

The separate components of the loss on business restructuring are as follows:
(¥ millions)
Loss on revaluation of inventories	46,910
Provision of allowance for doubtful accounts	15,775
Provision of allowance for guarantee obligations	11,417
Loss in connection with assumption of debt	1,304
Loss on revaluation of operational investment securities	15,299
Loss on revaluation of investment securities	214
Impairment loss	141

(Notes to Consolidated Statement of Changes in Net Assets）

1.	Type and number of issued and outstanding shares as of the end of fiscal year ended February 28, 2009

Common stock:  44,785,200 shares

2.	Matters related to dividend

(1)	Dividend payment

Resolution	Type of shares	Aggregate amount of dividends	Dividends per share	Record date	Effective date
Meeting of the Board of Directors on April 25, 2008	Common stock	¥3,133 million	¥70	February 29, 2008	May 29, 2008

(2)	Dividends whose record date is attributable to the current fiscal year but to be effective in the next fiscal year

N/A

(3)	Number of shares underlying stock acquisition rights as of the end of the current fiscal year

Common stock:  94,800 shares

(Notes to Per Share Information)

1.	Equity per share:	¥(1,214.66)

2.	Net loss per share:	¥ 2,281.80

(Notes to Significant Subsequent Events)

1.        Withdrawal from Material Businesses

The Company resolved, at the meeting of the Board of Directors held on March 25, 2009, to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business, as follows:

(1)	Withdrawal and reasons for such

The Company has determined that the biggest cause of the decline of its business results in the fiscal year ended February 28, 2009 is that it placed too much importance on the profit aspect when the real estate market was rising, and therefore concentrated too much on large-scale development projects.  Based on such reflection, the Company has resolved to cease its involvement in large-scale development projects, and to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business.

(2)	Details and scale of businesses from which the Company will withdraw (sales for the most recent fiscal period)

Real Estate Loan Guarantee Business:
Business:	Providing loan guarantees for loans collateralized by real estate
Sales for the fiscal year ended February 28, 2009:                                                                                                   ¥8,970 million

Strategic Investment Business:
Business:	Equity investments in real estate, corporate investments and other investments in which investors invest jointly in large income properties and large development projects
Sales for the fiscal year ended February 28, 2009:                                                                                                   ¥3,864 million

(3)	Date of withdrawal

March 25, 2009

(4)	Impact of withdrawal on operating activities

After withdrawing from the two businesses described above, the Company will specialize in (i) the short term/fast turnover-type real estate liquidation business targeting small and medium-scale properties and (ii) the special loan servicing business.  These are the businesses on which the Company was founded and in which the Company has established a long and stable track record, even during times of recession.

2.	Conclusion of Basic Agreement for Business Restructuring through Support from Credit Saison

At the meeting of the Board of Directors held on March 25, 2009, the Company resolved to enter into an agreement with Credit Saison in connection with a series of transactions aimed at improving and strengthening the Company’s financial structure and stabilizing the management base (the Basic Agreement).  The series of transactions contemplated in the Basic Agreement involve Credit Saison assuming certain of the Company’s debts, subscribing to a third party allocation of new shares conducted by the Company and making the Company a wholly-owned subsidiary through a share exchange.  Pursuant to its resolution, the Company entered into the Basic Agreement with Credit Saison on March 25, 2009.

(1)	The Basic Agreement, purpose of such and reasons for conclusion

The Company recorded excess liabilities causing a negative net worth of approximately ¥54,398 million, which led the Company to include a note in the accompanying financial statements to the effect that there were material doubts as to the company’s status as a going concern.  In order to realize a fundamental organizational restructuring and restructure its management, the Company sought restructuring support from Credit Saison.  The restructuring support sought by the Company primarily contemplates the consolidation of its interest-bearing debt through Credit Saison assuming certain of the Company’s debts, a third party allocation of new shares through a debt equity swap and Credit Saison making the Company a wholly-owned subsidiary through a share exchange.

(2)	Name of counter-party

Credit Saison Co., Ltd.

(3)	Date of conclusion

March 25, 2009

(4)	Outline of the Basic Agreement

a.
Credit Saison shall assume the Company’s debt through either (i)  assuming certain amount of the Company’s debts, (ii) extending loans to the Company to enable it to fulfill its repayment obligations or (iii) transferring certain of the Company’s borrowings from the original creditors to Credit Saison.

b.
The Company shall conduct a third party allocation of new shares through which it will issue the maximum number of shares the Company is authorized to issue as of March 25, 2009, the date on which the two companies entered into the Basic Agreement.  Credit Saison shall subscribe for the total number of new shares issued through such third party allocation of new shares.

c.
The Company shall conduct a second third party allocation of new shares after it has amended its Articles of Incorporation to increase the number of authorized shares.  Credit Saison shall subscribe for the total number of new shares issued through such third party allocation of new shares.

d.	Credit Saison will acquire all of the issued and outstanding shares of the Company through a share exchange, pursuant to which the Company will become a wholly-owned subsidiary of Credit Saison.

(5)	Outline of any other significant matters

a.	Pursuant to the Basic Agreement, the Company and Credit Saison entered into a loan agreement subject to a maximum loan limit (kyokudo kashituke keiyaku) of ¥386,916 million on March 25, 2009.

b.
Pursuant to the Basic Agreement, the Company and Credit Saison entered into an agreement with respect to debt assumption and an agreement with respect to Consolidation Loans (as defined below) (jun shouhi taishaku keiyaku) on March 31, 2009 (the “Debt Agreement”).  Pursuant to these agreements, Credit Saison will assume (i) the Company’s borrowings (other than money borrowed from Credit Saison), the Company’s unsecured corporate bonds, and the subordinated corporate bonds and subordinated loans (the total amount of such borrowings is ¥90,684 million), and (ii) the Company’s interest rate swap agreement (the notional principal of which is ¥54,887 million) on March 31, 2009.  The Company will then assume liability for reimbursing Credit Saison for the principal, interest, late charges and all other charges incurred in connection with repaying the assumed debt described above, and will be liable to repay consolidation loans (“Consolidation Loans”) to Credit Saison in respect of the money needed to fulfill such repayment liability.

c.
Pursuant to the Basic Agreement, the Company has taken out a revolving mortgage in respect of real estate held by the Group (the total amount of which is ¥134,190 million) and has created a conditional mortgage (teishi jouken tsuki jouto tanpoken) in respect of the Company’s guarantor’s claims (the total amount of which is ¥91,557 million) as collateral for the debt owed to Credit Saison.

d.	All of the Company’s unsecured corporate bonds (the total amount of which was ¥18,035 million) were repurchased and redeemed on March 31, 2009.

e.
Credit Saison assumed responsibility for the repayment of (i) Series 1 Unsecured Bonds issued by the Company (subordinated bonds with a total value of ¥3,100 million) and (ii) subordinated loans of the Company (with a total value of ¥300 million) on March 31, 2009.

f.
Pursuant to the Basic Agreement, the Company implemented the First Capital Increase, the first of the third party allocations of new shares, on April 10, 2009.  Because the First Capital Increase was conducted through a debt equity swap, in which the loans pursuant to the loan agreement dated March 25, 2009 will serve as payment in kind, the Company did not receive any proceeds.  Instead, the Company’s interest-bearing debt was reduced by ¥11,091 million.  Furthermore, the Basic Agreement stipulates that the Company shall conduct the Second Capital Increase under the same method as the First Capital Increase, subject to its proposed amendment to the Articles of Incorporation, pursuant to which the number of shares authorized to be issued would be increased to 575,248,800 shares, the maximum allowable number of issuable shares pursuant to the Company Law of Japan, being approved at the Ordinary General Meeting of Shareholders to be held on May 28, 2009.

g.
The Basic Agreement stipulates that (i) in the Share Exchange, Credit Saison will allocate and deliver 0.13 shares of common stock of Credit Saison for one share of common stock of the Company, and (ii) the Company will become a wholly-owned subsidiary of Credit Saison on August 1, 2009, the effective date of such share exchange.

3.	Substantial Voluntary Retirement Scheme

At the meeting of the Board of Directors held on March 25, 2009, the Company resolved to streamline operations by reducing its headcount and through other measures.

(1)	Voluntary retirement scheme and reasons for such

The Company urgently needs to reduce fixed costs, one of the key measures laid out in its business restructuring plan.  As part of its measures to streamline operations, which include reducing its headcount, the Company has decided to implement a voluntary retirement scheme.

(2)	Employees eligible for voluntary retirement and number of voluntary redundancies

Full-time employees:   approximately 100 employees

(3)	Application period

From April 1, 2009 to April 15, 2009

(4)	Date of retirement

May 15, 2009

(5)	Estimated loss in connection with voluntary retirement

Because the number of voluntary retirement scheme applicants is yet to be determined, the loss that the Company will incur as a result of the voluntary retirement scheme is yet to be confirmed.

(6)	Outline of any other material agreements, etc., if any

Preferential measures:	Employees using the scheme will receive a special retirement benefit in addition to ordinary retirement benefits.

Non-consolidated Balance Sheet

(As of February 28, 2009)
(¥ millions)
ASSETS		LIABILITIES
Current Assets	231,838	Current Liabilities	210,427
Cash and bank deposits	4,986	Accounts payable	313
Accounts receivable	670	Short-term borrowings	38,546
Operating loans	3,675	Short-term borrowings from affiliates	118,938
Real estate for sale	44,297	Current portion of long-term debt	28,985
Real estate for sale – in progress	37,954	Bonds redeemable within one year	20,085
Operational investment securities	187	Accounts payable – other	1,311
Advances paid	4	Account expenses payable	850
Guarantor’s claims	91,557	Income taxes payable	6
Prepaid expenses	219	Deferred tax liabilities	26
Accrued income	274	Advances received	251
Short-term loans to affiliates	68,769	Guarantee deposits received	850
Accounts receivable	1,470	Allowance for bonuses	156
Bid guarantees	43	Others	105
Others	347
Allowance for doubtful accounts	(22,619)	Long-term Liabilities	83,661
		Bonds	3,100
Non-current Assets	6,337	Long-term debt	42,608
Property, plant and equipment	630	Long-term borrowings from affiliates	20,000
Buildings	453	Deferred tax liability	35
Structures	30	Accrued retirement benefits to statutory auditors	6
Tools, appliances and fixtures	119	Allowance for warranties against defects	86
Land	27	Allowance for guarantee obligations	17,725
		Others	100
Intangible fixed assets	289	TOTAL LIABILITIES	294,088
Software	246	EQUITY
Others	43	Equity	(55,894)
		Common stock	3,889
Investment and others	5,416	Capital surplus	18,066
Investments in securities	477	Additional paid-in capital	886
Shares of affiliated companies	2,885	Other capital surplus	17,180
Bonds of affiliated companies	0
Other affiliated company-related securities	1,115	Retained earnings	(77,850)
Long-term loans to employees and directors	2,017	Legal reserve	208
		Other retained earnings	(78,058)
Claims in bankruptcy and substantial bankruptcy	38	Special reserves	12,800
		Retained earnings carried forward	(90,858)
Long-term prepaid expenses	105
Guarantee deposits	484	Treasury stock	(0)
Allowance for doubtful accounts	(1,707)
		Valuation/translation gains (losses)	(17)
		Unrealized gains or losses on other securities	(17)

		TOTAL EQUITY	(55,912)
TOTAL ASSETS	238,176	TOTAL LIABILITIES AND EQUITY	238,176

(Note)	Amounts less than one million yen have been rounded off.

Non-consolidated Statement of Income

(From March 1, 2008 to February 28, 2009)
(¥ millions)
Amount
Net sales	31,045
Cost of sales	24,086
Gross profit	6,959
Selling, general, and administrative expenses	10,781
Operating loss	3,822
Other income
Interest income	2,820
Dividend income	4,017
Commissions on agency operations	70
Others	117
Total	7,025
Other expenses
Interest expenses	3,754
Interest expenses on bonds	413
Commissions	303
Amortization of bond issuance expenses	77
Provision of allowance for doubtful accounts	1,680
Others	269
Total	6,497
Ordinary loss	3,294
Extraordinary income
Reversal of allowance for doubtful accounts	122
Reversal of allowance for investment losses	74
Gain on sale of investment securities	1
Total	197
Extraordinary expenses
Loss on sale of non-current assets	3
Loss on removal of non-current assets	11
Loss on sale of investment securities	1,101
Valuation loss on investments in securities	599
Valuation loss on inventories	37
Loss on business restructuring	84,737
Total	86,492
Loss before income taxes and minority interests	89,588
Corporate, inhabitant and enterprise taxes	36
Deferred taxes	2,786
Total	2,822
Net loss	92,411
(Note) Amounts less than one million yen have been rounded off.

Non-consolidated Statement of Changes in Equity

(From March 1, 2008 to February 28, 2009)
(¥ millions)
	Equity
	Common Stock	Capital Surplus			Retained Earnings				Treasury Stock	Total Shareholders’ Equity
		Additional Paid-in Capital	Other Capital Surplus	Total Capital Surplus	Legal Reserve	Other Retained Earnings		Total Retained Earnings
						Special Reserves	Retained Earnings Carried Forward
Balance as of February 29, 2008	3,888	885	17,180	18,065	208	10,300	7,186	17,695	(0)	39,648
Changes during the term
Issuance of new shares	1	1	―	1	―	―	―	―	―	2
Dividends	―	―	―	―	―	―	(3,133)	(3,133)	―	(3,133)
Provision for special reserves	―	―	―	―	―	2,500	(2,500)	―	―	―
Net loss	―	―	―	―	―	―	(92,411)	(92,411)	―	(92,411)
Acquisition of treasury stock	―	―	―	―	―	―	―	―	(0)	(0)
Other changes in non-shareholders’ equity items during the term (net)	―	―	―	―	―	―	―	―	―	―
Total changes during the term	1	1	―	1	―	2,500	(98,045)	(95,545)	(0)	(95,543)
Balance as of February 28, 2009	3,889	886	17,180	18,066	208	12,800	(90,858)	(77,850)	(0)	(55,894)

	Valuation/Translation gains (losses)
	Unrealized Gains or Losses on Other Securities	Total Valuation / Translation Gains (Losses)	Total Equity
Balance as of February 29, 2008	4	4	39,653
Changes during the term
Issuance of new shares	―	―	2
Dividends	―	―	(3,133)
Provision for special reserves	―	―	―
Net loss	―	―	(92,411)
Acquisition of treasury stock	―	―	(0)
Other changes in non-shareholders’ equity items during the term (net)	(22)	(22)	(22)
Total changes during the term	(22)	(22)	(95,565)
Balance as of February 28, 2009	(17)	(17)	(55,912)

(Note)	Amounts less than one million yen have been rounded off.

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

(Note to the Assumption of Going Concern)

The turmoil that the domestic and overseas financial markets have been experiencing since 2007 started spreading to the real economy in the wake of the “Lehman shock” in September 2008.  This, together with the fact that the credit crunch became even more pronounced, greatly affected the real estate industry and the real estate financing industry, industries in which the Company operates.  Under such economic conditions, the Company formulated a fundamental business restructuring plan centering around its withdrawal from the Real Estate Loan Guarantee Business and the Strategic Investment Business and recorded an extraordinary loss of ¥84,737 Million in connection with the formulation of such plan.  As a result of the recording of this extraordinary loss and other factors, the Company incurred a net loss of ¥92,411 million.  Consequently, net assets in the non-consolidated balance sheet for the fiscal year ended February 28, 2009 totaled negative ¥55,912 million.

As a result, the Company is in violation of financial covenants in commitment line agreements and loan agreements that it has entered into with financial institutions, and of bond agreements.  Payments may therefore be demanded of the Company under acceleration clauses and limitations will be placed on its commitment lines.  This will significantly impact the Company’s future financing capability.

These circumstances raise significant doubts as to the Company’s status as a going concern.

In response, the Group will implement a business restructuring plan to resolve its current situation.

Outline of the Plan:

(1)	Selection and Centralization of Management Resources

•
Specialize in (i) the short term/fast turnover-type real estate liquidation business targeting small and medium-scale properties and (ii) the special loan servicing business.  These are the businesses on which the Company was founded and in which the Company has a long and stable track record, even in times of recession

•	Withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business

(2)	Restructuring Operations and Reducing Headcount

•	Review organizational structure, consolidate branches and offices
•	Reduce employee headcount through early retirement scheme

(3)	Streamlining Balance Sheet

•	Expedite the sale of real estate properties

(4)	Financial Restructuring

•	Enhance equity by reducing interest-bearing debt by expediting the sale of inventory real estate, transferring debt to Credit Saison, and executing a third party allocation of new shares

(5)	Capital Policy

•	Promptly and flexibly implement the business restructuring plan by becoming a wholly-owned subsidiary of Credit Saison through a share exchange

(6)	Clarification of Managerial Responsibility and Overhaul of Corporate Governance System

•	Reform management through the resignation of current directors and the appointment of new directors by Credit Saison
•	Reduce executive compensation

The financial statements and supplementary statements have been prepared on the assumption that the

Company will continue to operate as a going concern, and do not reflect the impact of the material doubts described above in respect of such assumption.

(Notes to Significant Accounting Policies)

1.	Valuation of Securities

(1)	Investments in subsidiaries

Stated at cost using the moving average method.

(2)	Other securities

•	Securities with market value:

Stated at fair value based on the market price as of the fiscal year-end.  The unrealized gains and losses on these securities are booked directly as components of equity, and the cost of securities sold is computed using the moving average method.

•	Securities without market value:

Stated at cost using the moving average method.

Investments in investment partnerships with limited liability or similar partnerships (classified as securities in accordance with Article 2, Paragraph 2 of the Financial Instruments and Exchange Law) include the net amount equivalent to the ownership portion based on the most recent financial statements available as of the reporting date provided in the partnership contract.

Investments in silent partnerships are accounted for by the individual method.  Further details are provided below in “(2) Accounting for investments in silent partnerships” of “9. Other significant matters for preparation of financial statements”

2.	Valuation of Derivatives

Stated at market value.

3.	Valuation of Inventories

Valued at cost (book values of assets are written down in accordance with decreased profitability).

Real estate being held for sale and real estate for sale – in progress:

Valued at cost using the individual method.

4.	Depreciation of Non-current Assets

(1)	Property, plant and equipment

Depreciation of buildings (excluding attached fixtures) is computed using the straight-line method.

Depreciation of other property, plant and equipment is computed using the declining-balance method.

The range of estimated useful lives is principally as follows:

Buildings:	8 ~ 50 years
Structures:	20 years
Vehicles and delivery equipment:	6 years
Tools, appliances and fixtures:	5 ~ 8 years

(Additional Information)

From the fiscal year ended February 28, 2009, property, plant and equipment is depreciated in accordance with the revisions to the Corporate Tax Law (Law on Partial Revision of the Income Tax Law, Law No. 6, March 30, 2007) and Cabinet Order on the Partial Revision of the

Enforcement Order on Corporate Tax, Cabinet Order No. 83, March 30, 2007).  Accordingly, property, plant and equipment acquired on or before March 31, 2007 is depreciated to the maximum depreciable amount, and the remaining amount is amortized using the straight-line method over 5 years from the fiscal year after depreciation reaches such maximum depreciable amount.

The effect of this change on profit and loss was minimal.

(2)	Intangible fixed assets

Depreciation of intangible fixed assets is computed using the straight-line method.

Amortization periods for intangible assets are based on standards identical to those stipulated under the Corporation Tax Law.  However, software (for internal use) is amortized over the period of its useful life (5 years).

(3)	Long-term prepaid expenses

Amortized in equal installments.

5.	Deferred Assets

(1)	Bond issuance expenses

Amortized using the straight-line method over the period to redemption.

(2)	Share issuance expenses

Charged to income as incurred.

6.	Accounting for Allowances

(1)	Allowance for doubtful accounts

To provide for losses on doubtful accounts, the Company records an allowance calculated based on the actual default ratio for general accounts receivable, plus an amount for specific accounts for which collection appears doubtful.

(2)	Allowance for bonuses

In order to prepare for the payment of bonuses to employees, the Company provides an allowance for employees’ bonuses based on estimates of future bonus payments to employees.

(3)	Reserve for employees’ retirement benefits and pension plans

In order to provide for employees’ retirement benefits, the Company recognizes pension expenses deemed to have accrued based on the expected retirement benefit obligation and the fair value of the pension plan assets as of the fiscal year-end.

For past service liabilities, the Company recognizes pension expenses proportionately over a prescribed number of years that is less than the average remaining years of employment of employees at the time the past service liabilities are recognized (9 years).

The Company charges actuarial gains or losses to income beginning in the fiscal year subsequent to that in which such amounts are incurred, using the pro rata amounts based on a prescribed number of years that is less than the average remaining years of employment of employees at the time that such gains or losses arose (9 years).

(4)	Accrued retirement benefits to statutory auditors

The Company recognizes the full amount of liabilities as of the fiscal year-end, based on regulations governing retirement benefits to directors and statutory auditors.

(Additional information)

At the meeting of the Board of Directors held on April 25, 2008, the Company resolved to abrogate the retirement bonus scheme for directors and executive officers at the conclusion of the ordinary general meeting of shareholders of the Company in May 2008.  Pursuant to such resolution, any accrued retirement benefits shall be paid to directors and executive officers as a cut-off payment, to be made at the time that each director or executive officer retires.  The balance of the reserve for retirement benefits for board members and officers has been reversed, and the Company has recorded such amounts as “Other current liabilities” or “Other long-term liabilities”.

The Company has recorded ¥31 million as “Other current liabilities” and ¥100 million as “Other long-term liabilities”, representing the relevant accrued amounts as of the fiscal year-end.

(5)	Allowance for warranties against defects

To provide for the payments required to remedy defects covered by construction warranties that the Company provides after the conveyance of real estate held for sale, the Company recognizes allowances for repair costs based on the actual incidence of defects in the past.

(6)	Allowance for guarantee obligations

The forecasted amount of losses arising in the future is provided for based on historical default rates to prepare for the bearing of future risks arising from obligations guaranteed in connection with real estate-collateralized loans made by cooperating financial institutions.

7.	Accounting for Lease Transactions

For transactions in finance leases other than leases that transfer ownership of the property to the lessee, the usual accounting method governing lease transactions is applied.

8.	Method of hedge accounting

(1)	Hedge accounting

Deferred hedge accounting is applied to transactions that meet certain hedging criteria.  For interest rate swaps that meet certain criteria for special treatment, the Company employs such special treatment.

(2)	Hedge method and hedge items

Hedge method:	Interest rate swaps
Hedged item:	Loans payable

(3)	Hedging policy

The Company engages in derivative transactions for the sole purpose of hedging interest rate risks associated with the Company’s financing activities.  The counterparties to these derivative transactions are limited to financial institutions with high credit ratings.

(4)	Assessment of effectiveness of hedging

The Company assesses the effectiveness of its hedges by reference to the accumulated gains or losses on the hedging instruments and the underlying hedged items from the commencement of the hedges.  These tests are performed on a semi-annual basis.  The Company omits these tests of effectiveness, however, for interest rate swaps that are subject to special accounting treatment.

9.	Other significant matters for preparation of consolidated financial statements

(1)	Accounting for consumption taxes

Amounts shown are exclusive of consumption taxes.

However, consumption taxes related to non-current assets that cannot be totally offset against consumption taxes received are recognized as long-term prepayments.  These are recorded as “Long-term prepaid consumption taxes” in “Long-term prepaid expenses” and are amortized in equal installments over a prescribed number of years.

(2)	Accounting for investments in silent partnerships

Investments in silent partnerships are recognized as “Operational investment securities” and “Other affiliated company-related securities” in amounts equivalent to the Company’s share in the assets of the partnership.  The Company recognizes the relevant amount as “Operational investment securities” and “Other affiliated company-related securities” at the time it pays its investment to the silent partnership and recognizes any net gains or losses incurred by the partnership as “Net sales” or “Cost of sales”.  These gains or losses are then either added to or subtracted from the “Operational investment securities” and “Other affiliated company-related securities” accounts.  When the Company receives a repayment of its investment from the business party, it reduces the value of the “Operational investment securities” and the “Other affiliated-company related securities” accounts.

(3)	Accounting for loans purchased from financial institutions

The Company recognizes proceeds from loan collection as “net sales” at the time of collection and the corresponding portion of the loan asset as “cost of sales.”

10.	Method of Preparation of Financial Statements

The accompanying financial statements of the Company have been prepared in accordance with the Corporate Calculation Regulations.

(Changes to Accounting Policies)

(Application of Accounting Standard for Measurement of Inventories)

As a result of the “Accounting Standards for Measurement of Inventories” (ASBJ, July 5, 2006, ASBJ Statement No. 9) becoming applicable to financial statements pertaining to fiscal years commencing on or before March 31, 2008, the Company adopted such accounting standard from the fiscal year ended February 28, 2009.

The effect of the adoption of this new standard was to increase both operating loss and ordinary loss by ¥429 million respectively, and to increase loss before income taxes by ¥466 million, compared to what would have been recorded pursuant to the previous accounting standard.

(Change to Categorization of Investments Held for Business Purposes)
From the fiscal year ended February 28, 2009, the Company recognizes investments held for business purposes as current assets, under “Operational investment securities”.  These securities have traditionally been recognized as investments in securities and have been categorized as a non-current asset.  This change was made following a revision of the Company’s operating segments, in which the scope of investments made for operating purposes was clarified.  The Company adopted the new accounting procedure to establish a clearer correlation between operating revenue and operational assets.  The effect of the adoption of this new procedure was to reduce investments in securities by ¥187 million and to increase “Operational investment securities” by ¥187 million, compared to what would have been recorded pursuant to the previous accounting standard.

(Notes to Balance Sheet)

1.	Aggregate amount of depreciation on property, plant and equipment: ¥314 million

The total amount of impairment losses is included in the figure above.

2.	Contingent liabilities

Customers who have obtained loans secured by real estate from participating financial institutions:	¥132,607 million

3.	For more efficient financing of working capital, the Company has entered into overdraft and loan commitment agreements with Credit Saison and nine banks.

As of the end of the fiscal year ended February 28, 2009, the Group had the following amounts of unused overdraft facilities and loan commitments with Credit Saison:

Total available loan commitments and overdraft facilities	¥52,300 million
Amounts drawn down	¥46,276 million
Difference	¥6,023 million

Of the above, the Company had the following amounts of unused overdraft facilities and loan commitments:

Total available loan commitments and overdraft facilities	¥30,000 million
Amounts drawn down	¥30,000 million
Difference	¥- million

4.	Loans receivable and loans payable in respect of affiliated companies (excluding those presented separately):

Short-term loans receivable	¥953 million
Long-term loans receivable	¥13 million
Short-term loans payable	¥813 million

5.	Loans receivable and loans payable in respect of directors, statutory auditors (and executive officers)

Loans receivable	¥2,005 million

(Notes to Statements of Income)

1.	Total volume of transactions with affiliated companies

Total volume of transactions derived from operating transactions	¥11,726 million
Total volume of transactions derived from transactions other than operating transactions	¥8,344 million

2.
The main reason for the decline in the Company’s business results was its inability to sell real estate assets in accordance with its plans due to a dramatic decline in liquidity in the real estate market and the sudden increase in payments pursuant to guarantees in the Real Estate Loan Guarantee Business.  Accordingly, the Company will cease its involvement in large-scale development projects and has resolved to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business and to consolidate its branches and offices.

In addition, the Company has resolved to accept financial support from Credit Saison centering on an assumption of debt, a third party allocation of new shares and the Company becoming a wholly-owned subsidiary of Credit Saison through a share exchange.  As a result, the Company has recorded an extraordinary loss in connection with the Real Estate Loan Guarantee Business and the Strategic Investment Business, and the financial support offered by Credit Saison as “Loss on business restructuring”.

The separate components of the loss on business restructuring are as follows:
(¥ millions)
Loss on revaluation of inventories	20,897
Provision of allowance for doubtful accounts	19,771
Provision of allowance for guarantee obligations	16,720
Loss in connection with assumption of debt	1,304
Loss on revaluation of operational investment securities	15,299
Loss on revaluation of shares of affiliated companies	1,103
Loss on revaluation of bonds of affiliated companies	199

Loss on revaluation of other affiliated company-related securities	4,679
Loss on distribution of silent partnership assets	4,713
Impairment loss	47

(Notes to Statement of Changes in Net Assets)

Type and number of treasury stock as of end of fiscal year ended February 28, 2009:

Common stock:  221 shares

(Notes to Tax Effective Accounting)

Significant components of deferred tax assets and liabilities

(¥ millions)
Deferred tax assets
Real estate for sale	11,994
Allowance for bonuses	63
Allowance for warranties against defects	35
Allowance for doubtful accounts	9,894
Loss on revaluation of investment securities	2,148
Allowance for guarantee obligations	7,214
Loss on revaluation of operational investment securities	6,227
Loss on distribution of silent partnership assets	1,999
Loss on revaluation of shares of affiliated companies	543
Loss carried forward	286
Other	555
Sub-total	40,962
Less valuation allowance	(40,962)
Total deferred tax assets	-

Deferred tax liabilities
Accrued enterprise tax	(26)
Prepaid pension expenses	(35)
Total deferred tax liabilities	(62)

Net deferred tax liabilities	(62)

(Notes to Lease Transactions Governing the Use of Non-current Assets)

Transactions in finance leases other than leases that transfer ownership of the property to the lessee:

a.	Purchase price equivalents, accumulated depreciation equivalents and net book value equivalents of leased properties

(¥ millions)
	Purchase price equivalents	Accumulated depreciation equivalents	Net book value equivalents
Tools, appliances and fixtures	12	6	6
Total	12	6	6

b.	Outstanding balances of future lease payments

(¥ millions)
Due within one year	2
Due after one year	4
Total	6

c.	Paid lease fees, depreciation expense equivalent and interest expense equivalent

(¥ millions)
Paid lease fees	2
Depreciation expense equivalent amount	2
Interest expense equivalent amount	0

d.	Calculation method of depreciation expense equivalent amount

Depreciation expense equivalent amount is calculated using the straight-line method, with the lease period as the useful life and zero (0) as the residual value.

e.	Calculation method of depreciation expense equivalent amount

Differences between total lease expenses and purchase price equivalents of the leased properties comprise interest expense equivalents.  Interest expense equivalents are allocated using the interest method over the lease terms.

(Notes to Related Party Transactions)

1.	Transactions with Parent Company and Major Corporate Shareholders

Classification	Company name	Percentage of voting rights held (held by counter party)	Description of relationship		Description of transactions	Amount of transactions (¥ millions)	Relevant line items	Balance at fiscal year-end (¥ millions)
			Concurrent positions held by officers or similar	Business relationship
Parent company	Credit Saison Co., Ltd.	Shareholding by Credit Saison Co., Ltd in the Company: Direct: 38.9% Indirect: 2.9%	One	Guarantees of borrowers of loans collateralized by real estate, equipment leasing (Note 3)	Borrowing of funds (Note 2)	128,383	Short-term borrowings from affiliates	117,488
							Long-term debt from affiliates	20,000
					Payment of interest and commissions	1,459	Accrued expenses payable	186

Terms and conditions of transactions and determination of policies thereof

(Note 1)	Consumption taxes are not included in “Amount of transactions” above, but are included in “Balance at fiscal year end”.

(Note 2)	Interest rates and other terms and conditions of the transactions are determined in consideration of market interest rates and other relevant factors.

(Note 3)
The balance of loan guarantees at the end of the fiscal year ended February 28, 2009 is ¥147,599 million.  Guarantee fees and other income in connection with such loan guarantees amount to ¥7,259 million.

2.	Transactions with Subsidiaries and Affiliated Companies

Classification	Company name	Percentage of voting rights held (held by counter party)	Description of relationship		Description of transactions	Amount of transactions (¥ millions)	Relevant line items	Balance at fiscal year-end (¥ millions)
			Concurrent positions held by officers or similar	Business relationship
Subsidiary	Atrium Servicing Co., Ltd.	The Company directly owns 100% of the shares of Atrium Servicing Co., Ltd.	Three	Provision of operating capital	The Company extends loans to Atrium Servicing Co., Ltd. (Note 2)	7,850	Short-term loans to affiliates	29,470
					Payment of interest (Note 2)	1,230	Accrued income	108
Subsidiary	AIC Co., Ltd.	The Company directly owns 100% of the shares of AIC Co., Ltd.	Two	Provision of operating capital	The Company extends loans to AIC Co., Ltd. (Note 2)	45,229	Short-term loans to affiliates	37,989
					Receipt of interest (Note 2)	1,505	Accrued income	136

Terms and conditions of transactions and determination of policies thereof

(Note 1)	Consumption taxes are not included in “Amount of transactions” above, but are included in “Balance at fiscal year end”.

(Note 2)	Interest rates and other terms and conditions of the transactions are determined in consideration of market interest rates and other relevant factors.

3.	Transactions with Officers and Major Individual Shareholders

Classification	Name	Percentage of voting rights held (held by counter party)	Description of relationship		Description of transactions	Amount of transactions (¥ millions)	Relevant line items	Balance at fiscal year-end (¥ millions)
			Concurrent positions held by officers or similar	Business relationship
Officers or their close relative	Tsuyoki Takahashi	Mr. Takahashi owns 2.3% of the shares of the Company	-	Mr. Takahashi is the Company’s President and CEO	The Company extends loans to Mr. Takahashi (Note 2)	1,987	Long-term loans to employees and directors (Note 3)	1,980
					Receipt of interest (Note 2)	32	Accrued income	24
Officers or their close relative	Akira Hoshino	Mr. Hoshino owns 0.0% of the shares of the Company	-	Mr. Hoshino is a Director of the Company	The Company extends loans to Mr. Hoshino (Note 2)	5	-	-
					Receipt of interest (Note 2)	0	-	-

Terms and conditions of transactions and determination of policies thereof

(Note 1)	Consumption taxes are not included in “Amount of transactions” above, but are included in “Balance at fiscal year end”.

(Note 2)	Interest rates and other terms and conditions of the transactions are determined in accordance with the Company’s internal rules pertaining to loans.

(Note 3)
The Company has recorded a provision for allowance for doubtful accounts of ¥1,661 million in respect of long-term loans to employees and directors.  The estimated amount of losses on such loans represents the amount remaining after the Company has deducted estimated amounts collectible from the enforcement of security from the balance of loans outstanding.  The loans provided to employees and directors provide for income taxes, resident taxes and expenses that become payable upon the exercise of stock option rights.

(Per share information)

1.	Equity per share:	(¥1,248.46)

2.	Net loss per share:	¥2,063.56

(Notes to Significant Subsequent Events)

1.	Withdrawal from Material Businesses

The Company resolved, at the meeting of the Board of Directors held on March 25, 2009, to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business, as follows:

(1)	Withdrawal and reason for such

The Company has determined that the most significant cause of the decline of its business results in the fiscal year ended February 28, 2009 is that its placement of too much importance on profitability when the real estate market was rising, and therefore concentrated too much on large-scale development projects.  Based on such reflection, the Company has resolved to cease its involvement in large-scale development projects, and to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business.

(2)	Details and scale of businesses from which the Company will withdraw (sales for the most recent fiscal period)

Real Estate Loan Guarantee Business:
Business:	Providing loan guarantees for loans collateralized by real estate
Sales for the fiscal year ended February 28, 2009:	¥8,970 million

Strategic Investment Business:
Business:	Equity investments in real estate, corporate investments and other investments in which investors invest jointly in large income properties and large development projects
Sales for the fiscal year ended February 28, 2009:	¥268 million

(3)	Date of withdrawal

March 25, 2009

(4)	Impact of withdrawal on operating activities

After withdrawing from the two businesses described above, the Company will specialize in (i) the short term/fast turnover-type real estate liquidation business targeting mid- to small- scale properties and (ii) the special loan servicing business.  These are the businesses on which the Company was founded and in which the Company has a long and stable track record, even in times of recession.

2.	Conclusion of Basic Agreement for Business Restructuring through Support from Credit Saison

At the meeting of the Board of Directors held on March 25, 2009, the Company resolved to enter into the Basic Agreement with Credit Saison in connection with a series of transactions aimed at improving and strengthening the Company’s financial structure and stabilizing the management base.  The series of transactions contemplated in the Basic Agreement involve Credit Saison assuming certain of the Company’s debts, subscribing to a third party allocation of new shares conducted by the Company and making the Company a wholly-owned subsidiary through a share exchange.  Pursuant to its resolution, the Company entered into the Basic Agreement with Credit Saison on March 25, 2009.

(1)	The Basic Agreement, purpose of such and reason for conclusion

The Company recorded excess liabilities causing negative net worth amounting to approximately ¥55,912 million, which led the Company to include a note in the accompanying financial statements to the effect that there were material doubts as to the company’s status as a going concern.  In order to realize a fundamental organizational restructuring and restructure its management, the Company sought restructuring support from Credit Saison.  The restructuring support sought by the Company primarily contemplates the consolidation of its interest-bearing debt through Credit Saison assuming certain of the Company’s debts, a third party allocation of new shares through a debt equity swap and Credit Saison making the Company a wholly-owned subsidiary through a share exchange.

(2)	Name of counter-party

Credit Saison Co., Ltd.

(3)	Date of conclusion

March 25, 2009

(4)	Outline of the Basic Agreement

a.
Credit Saison shall assume the Company’s debt through either (i)  assuming certain amount of the Company’s debts, (ii) extending loans to the Company to enable it to fulfill its repayment obligations or (iii) transferring certain of the Company’s borrowings from the original creditors to Credit Saison.

b.
The Company shall conduct a third party allocation of new shares through which it will issue the maximum number of shares the Company is authorized to issue as of March 25, 2009, the date on which the two companies entered into the Basic Agreement.  Credit Saison shall subscribe for the total number of new shares issued through such third party allocation of new shares.

c.
The Company shall conduct a second third party allocation of new shares after it has amended its Articles of Incorporation to increase the number of authorized shares.  Credit Saison shall subscribe for the total number of new shares issued through such third party allocation of new shares.

d.	Credit Saison will acquire all of the issued and outstanding shares of the Company through a share exchange, pursuant to which the Company will become a wholly-owned subsidiary of Credit Saison.

(5)	Outline of any other significant matters

a.	Pursuant to the Basic Agreement, the Company and Credit Saison entered into a revolving loan agreement subject to a maximum loan limit for ¥386,916 million as of March 25, 2009.

b.
Pursuant to the Basic Agreement, the Company and Credit Saison entered into an agreement with respect to debt assumption and an agreement with respect to Consolidation Loans (as defined below) (jun shouhi taishaku keiyaku) as of March 31, 2009 (the “Debt Agreement”).  Pursuant to these agreements, Credit Saison will assume (i) the Company’s borrowings (other than money borrowed from Credit Saison), the Company’s unsecured corporate bonds, and the subordinated corporate bonds and subordinated loans (the total of amount of such borrowings is ¥90,684 million), and (ii) the Company’s interest rate swap agreement (the notional principal of which is ¥54,887 million) as of March 31, 2009.  The Company will then assume liability for reimbursing Credit Saison for the principal, interest, late charges and all other charges incurred in connection with repaying the assumed debt described above, and will be liable to repay consolidation loans (“Consolidation Loans”) to Credit Saison in respect of the money needed to fulfill such repayment liability.

c.
Pursuant to the Basic Agreement, the Company has taken out a fixed mortgage in respect of real estate held by the Company (the total amount of which is ¥82,251 million) and has created a conditional mortgage in respect of the Company’s guarantee claims (the total amount of which is ¥91,557 million) as collateral for the debt owed to Credit Saison.

d.	All of the Company’s unsecured corporate bonds (the total amount of which was ¥18,035 million) were repurchased and redeemed as of March 31, 2009.

e.
Credit Saison assumed responsibility for the repayment of (i) Series 1 Unsecured Bonds issued by the Company (subordinated bonds with a total value of ¥3,100 million) and (ii) subordinated loans of the Company (with a total value of ¥300 million) as of March 31, 2009.

f.
Pursuant to the Basic Agreement, the Company implemented the First Capital Increase, the first of the third party allocations of new shares, on April 10, 2009.  Because the First Capital Increase was conducted through a debt equity swap, in which the loans pursuant to the loan agreement dated March 25, 2009 will serve as payment in kind, the Company did not receive any proceeds.  Instead, the Company’s interest-bearing debt was reduced by ¥11,091 million.  Furthermore, the Basic Agreement stipulates that the Company shall conduct the Second Capital Increase, a second third party allocation of new shares, under the same method as the First Capital Increase, subject to its proposed amendment to the Articles of Incorporation, pursuant to which the number of shares authorized to be issued would be increased to 575,248,800 shares, the maximum allowable number of issuable shares pursuant to the Company Law of Japan, to be approved at the Ordinary General Meeting of Shareholders expected to be held on May 28, 2009.

g.
The Basic Agreement stipulates that (i) in the Share Exchange, Credit Saison will allocate and deliver 0.13 shares of common stock of Credit Saison for one share of common stock of the Company, and (ii) the Company will become a wholly-owned subsidiary of Credit Saison on August 1, 2009, the effective date of such share exchange.

3.	Substantial Voluntary Retirement Scheme

At the meeting of the Board of Directors held on March 25, 2009, the Company resolved to streamline operations by reducing its headcount and through other measures.

(1)	Voluntary retirement scheme and reason for such

The Company has determined it should urgently reduce fixed costs as a key measure of its business restructuring plan.  As part of its measures to streamline operations, which include reducing its headcount, the Company has decided to implement a voluntary retirement scheme.

(2)	Employees eligible for voluntary retirement and number of voluntary redundancies

Full-time employees:             approximately 100 employees

(3)	Application period

From April 1, 2009 to April 15, 2009

(4)	Date of retirement

May 15, 2009

(5)	Estimated loss in connection with voluntary retirement

Because the number of voluntary retirement scheme applicants is yet to be determined, the loss that the Company will incur as a result of the voluntary retirement scheme is yet to be confirmed.

(6)	Outline of any other material agreements

Preferential measures:	Employees using the scheme will receive a special retirement benefit in addition to the ordinary retirement benefits.

Independent Auditor’s Audit Report on Consolidated Financial Statements (Copy)

Independent Auditors’ Audit Report
April 14, 2009
To:   The Board of Directors
 Atrium Co., Ltd.
Deloitte Touche Tohmatsu

Hiroshi Hirano
Engagement Partner
Certified Public Accountant

Kazuhiro Kido
Engagement Partner
Certified Public Accountant

Masahiko Inoue
Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements of Atrium Co., Ltd. (the “Company”) for the fiscal year ended February 28, 2009 (March 1, 2008 through February 28, 2009), which included the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets, and consolidated notes, for the purpose of reporting under the provisions of Article 444, Paragraph 4 of the Company Law of Japan.  The management of the Company was responsible for the preparation of these consolidated financial statements, and our responsibility shall be limited to the expression of an independent opinion regarding the consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the consolidated financial statements do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the consolidated financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above consolidated financial statements properly present the financial position and the results of operations during the fiscal year, in all material respects, of the Group consisting of Atrium Co., Ltd. and its consolidated subsidiaries in conformity with accounting principles generally accepted in Japan.

Additional Information

1.    As described in the notes with respect to the Company’s status as a going concern, the Company recorded a net loss of ¥102,185 million for the fiscal year ended February 28, 2009, as a result of which the Company recorded excess liabilities causing negative net worth amounting to ¥54,398 million.  Such circumstances raise material doubts as to the Company’s status as a going concern.  The Company’s business restructuring plan to resolve its current situation is set forth in the same notes.  The consolidated financial statements have been prepared on the assumption that the Company will continue to operate as a going concern, and therefore, do not reflect the effect of such materials doubts.

2.    As described in the “Changes to the Accounting Policies”, effective from the fiscal year ended February 28, 2009, the Company recognizes investments held for business purposes as current assets, under “Operational investments in securities”.  These securities have traditionally been recognized as investments in securities and have been categorized as a non-current asset.

3.    As described in the “Notes to Significant Subsequent Events”, the Company resolved, at the meeting of the Board of Directors held on March 25, 2009, to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business.

4.    As described in the “Notes to Significant Subsequent Events”, the Company resolved, at the meeting of the Board of Directors held on March 25, 2009, to enter into the Basic Agreement with Credit Saison Co., Ltd. for the purpose of restructuring its business.  Pursuant to such resolution, the Company entered into the Basic Agreement on March 25, 2009.

We have no specific interest in the Company required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

Independent Auditor’s Audit Report (Copy)

Independent Auditors’ Audit Report
April 14, 2009
To:   The Board of Directors
 Atrium Co., Ltd.
Deloitte Touche Tohmatsu

Hiroshi Hirano
Engagement Partner
Certified Public Accountant

Kazuhiro Kido
Engagement Partner
Certified Public Accountant

Masahiko Inoue
Engagement Partner
Certified Public Accountant

We have audited the financial statements of Atrium Co., Ltd. (the “Company”) for the 30th fiscal year (March 1, 2008 through February 28, 2009), which included the balance sheet, statements of income, statement of changes in net assets, non-consolidated notes, and their supporting schedules, for the purpose of reporting under the provisions of Article 436, Paragraph 2, Item 1 of the Company Law of Japan.  The management of the Company was responsible for the preparation of these financial statements and their supporting schedules, and our responsibility shall be limited to the expression of an independent opinion regarding the financial statements and their supporting schedules.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the financial statements and their supporting schedules do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the financial statements and their supporting schedules as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above financial statements and their supporting schedules properly present the financial position and the results of operations of the Company during the fiscal year, in all material respects, in conformity with accounting principles generally accepted in Japan.

Additional Information

1.    As described in the notes with respect to the Company’s status as going concern, the Company recorded a net loss of ¥92,411 million in the fiscal year ended February 28, 2009, as a result of which the Company recorded excess liabilities causing negative net worth amounting to ¥55,912 million.  Such circumstances raise material doubts as to the Company’s status as a going concern.  The Company’s business restructuring plan to resolve its current situation is set forth in the same notes.  The financial statements and their supporting schedules have been prepared on the assumption that the Company will continue to operate as a going concern, and therefore, do not reflect the effect of such significant doubts.

2.    As described in the “Changes to the Accounting Policies”, effective from the fiscal year ended February 28, 2009, the Company recognizes investments held for business purposes as current assets, under “Operational investments in securities”.  These securities have traditionally been recognized as investments in securities and have been categorized as a non-current asset.

3.    As described in the “Notes to Significant Subsequent Events”, the Company resolved, at the meeting of the Board of Directors held on March 25, 2009, to withdraw from the Real Estate Loan Guarantee Business and the Strategic Investment Business.

4.    As described in the “Notes to Significant Subsequent Events”, the Company resolved, at the meeting of the Board of Directors held on March 25, 2009, to enter into the Basic Agreement with Credit Saison Co., Ltd. for the purpose of restructuring its business.  Pursuant to such resolution, the Company entered into the Basic Agreement on March 25, 2009.

We have no specific interest in the Company required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

Board of Statutory Auditors’ Audit Report (Copy)

Audit Report

This audit report was prepared by the Board of Statutory Auditors of Atrium Co., Ltd. (the “Company”) after deliberation, based on audit reports prepared by each statutory auditor with respect to the methods and results of audit concerning the performance of each director of his/her respective duties during the 30th fiscal year (March 1, 2008 through February 28, 2009).  We hereby report as follows.

1. Methods of Audit by Statutory Auditors and the Board of Statutory Auditors, and their contents

In addition to establishing audit policies and audit plans, and receiving reports from each statutory auditor on the status and results of the audit, the Board of Statutory Auditors received reports from directors and independent auditors on the performance of their duties and requested further explanations as deemed necessary.

In compliance with the standards for audit by statutory auditors established by the Board of Statutory Auditors, pursuant to the audit policies and audit plans, each statutory auditor communicated with directors, the internal audit division and employees, collected information and worked to improve the audit environment, attended meetings of the Board of Directors and other important meetings, received reports from directors and employees on the performance of their duties, requested further explanations as deemed necessary, reviewed important approved documents, and inspected the state of business operations and assets at the head office and other important branch offices.  In addition, we monitored and reviewed the system to ensure compliance with applicable laws and regulations as well as the Articles of Incorporation by directors in performing their duties, as well as the contents of resolutions of the meeting of the Board of Directors with respect to the development of a system as defined in Article 100, Paragraphs 1 and 3 of the Regulations for Enforcement of the Company Law (internal control system) that has been developed based on such resolutions, which are necessary to ensure proper operation of the Company. With respect to subsidiaries, we communicated with and exchanged information with directors and statutory auditors, among others, of the subsidiaries, received business reports from subsidiaries as deemed necessary, and inspected the state of business operations and assets for the fiscal year.  Based on the above methods, we reviewed the business report and its supporting schedules for the fiscal year.

In addition, we monitored and reviewed whether the independent auditors maintained their independence and conducted the audit properly, received reports from the independent auditors on the performance of their duties, and requested further explanations as deemed necessary.  Furthermore, we were informed by the independent auditors that they are establishing a “System to ensure the appropriate performance of duties” (Syokumu no Suikou ga Tekisetsu ni Okonawareru Koto o Kakuho Suru Tameno Taisei) (Matters as defined in each Section of Article 131 of the Company Accounting Regulations) pursuant to the “Standards on quality control for auditing” (kansa ni kansuru hinshitsu kanri kijyun) (Business Accounting Council, October 28, 2005), and requested explanations as deemed necessary.  Based on the above methods, we reviewed the financial statements for the fiscal year (the balance sheet, statements of income, statement of changes in net assets, and non-consolidated notes) as well as their supporting schedules, and the consolidated financial statements (the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets, and consolidated notes).

2.  Results of Audit

(1)   Results of audit of the business report

(i)   The business report and its supporting schedules of the Company accurately present the financial conditions of the Company in conformity with applicable laws and regulations and the Articles of Incorporation of the Company.

(ii)  No irregularity or violation of applicable laws or regulations or the Articles of Incorporation of the Company was found with respect to the activities of the directors.

(iii) Resolutions of the meeting of the Board of Directors with respect to the internal control system are appropriate.  In addition, there are no matters to be noted regarding the performance of duties of directors with respect to the internal control system.

(2)   Results of audit of the financial statements and their supporting schedules

The methods and results of audit performed by Deloitte Touche Tohmatsu, the independent auditors of the Company, are appropriate.

(3)   Results of audit of the consolidated financial statements

The methods and results of audit performed by Deloitte Touche Tohmatsu, the independent auditors of the Company, are appropriate.

April 27, 2009

Board of Statutory Auditors of
Atrium Co., Ltd.

Toshiharu Suzuki
Standing Statutory Auditor

Kiyotaka Tanaka
Statutory Auditor

Masaru Sakurai
Statutory Auditor

(Note)  Messrs. Kiyotaka Tanaka and Masaru Sakurai, statutory auditors of the Company, are outside statutory auditors as defined in Article 2, Item 16 and Article 335, Paragraph 3 of the Company Law of Japan.

End of Document

Reference Documents for the Ordinary General Meeting of Shareholders

Propositions and Information:

1st Agenda:	Amendments to the Articles of Incorporation

1.	Reason for Amendments

(1)
To increase the number of shares the Company is authorized to issue to the maximum allowable number of issuable shares pursuant to Article 113, Paragraph 3 of the Company Law, in order to enable the Company to conduct a third party allocation through a debt equity swap through which the Company will issue new shares to Credit Saison in accordance with the Basic Agreement that the Company and Credit Saison entered into on March 25, 2009.

(2)
To delete Article 7 (Issuance of Share Certificates) to reflect the fact that, in accordance with the implementation of the “Law for Amendments to the Law Concerning Book-Entry Transfer of Corporate Bonds and Other Securities for the Purpose of Streamlining the Settlements of Trades of Stocks and Other Securities” (Law No. 88 of 2004, the “Settlement Rationalization Law”) on January 5, 2009, the Company is deemed to have passed a resolution to delete any stipulations in its Articles of Incorporation pertaining to the issuance of share certificates.

Furthermore, in addition to deleting and making such other necessary amendments to those Articles in the current Articles of Incorporation which presuppose the existence of share certificates (Article 8 and Articles 10 through 13), the amendments also establish supplementary provisions setting forth transitional measures in connection with this amendment (Article 1 and Article 2 of the Supplementary Provisions).

(3)	To provide for necessary amendments to be made to the numbering of provisions in accordance with the changes to the Articles of Incorporation set forth above.

2.	Details of Amendments

Details of amendments are as follows:
(The underlined parts indicate the proposed amendments.)

Current Articles of Incorporation	Proposed Amendments
Article 5 (Total Number of Issuable Shares) The total number of the Company’s issuable shares shall be 144,000,000 shares.	Article 5 (Total Number of Issuable Shares) The total number of the Company’s issuable shares shall be 575,248,800 shares.
Article 7 (Issuance of Share Certificates) The Company shall issue share certificates representing its shares.	(Deleted)
Article 8 (Number of Shares Constituting One Unit)

1.    The number of shares constituting one unit of the Company shall be one hundred (100) shares.

2.    Notwithstanding the provisions of Article 7, the Company will not issue share certificates for shares constituting less than one full unit, except where such issuance is required under the Company’s Share Handling Regulations.
Article 7 (Number of Shares Constituting One Unit) The number of shares constituting one unit of the Company shall be one hundred (100) shares. (Deleted)

Current Articles of Incorporation	Proposed Amendments
Article 9    (Limitation of Rights of Shareholders who Hold Shares Constituting Less Than One Unit)

A shareholder of the Company may not exercise his or her rights relating to the shares constituting less than one unit that such shareholder holds other than those rights listed below.

(1)  Each of the rights provided in Article 189, Paragraph 2 of the Company Law

(2) The right to make a request to the Company as defined in Article 10 below

Article 8   (Limitation of Rights of Shareholders who Hold Shares Constituting Less Than One Unit)

A shareholder of the Company may not exercise his or her rights relating to the shares constituting less than one unit that such shareholder holds other than those rights listed below.

(1)   Each of the rights provided in Article 189, Paragraph 2 of the Company Law

(2)  The right to make a request to the Company as defined in Article 9 below

Article 10  (Request for Sale of Shares Constituting Less Than One Unit)

Shareholders (including beneficial shareholders, the same shall apply below) of the Company who hold shares constituting less than one unit may, pursuant to the provisions of the Share Handling Regulations, request that the Company sell to such shareholders the number of shares needed to constitute one full unit (the Sale).

Article 9   (Request for Sale of Shares Constituting Less Than One Unit)

Shareholders of the Company who hold shares constituting less than one unit may, pursuant to the provisions of the Share Handling Regulations, request that the Company sell to such shareholders the number of shares needed to constitute one full unit (the Sale).

Article 11 (Record Date)

1.    The Company shall deem shareholders who hold voting rights and are listed or recorded on the final shareholders’ register (including the beneficial shareholders’ register, the same shall apply below) as of the last day of February of each year to be the shareholders who are entitled to exercise their rights as shareholders at the ordinary general meeting of shareholders for such fiscal year.

Article 10 (Record Date)

1.    The Company shall deem shareholders who hold voting rights and are listed or recorded on the final shareholders’ register as of the last day of February of each year to be the shareholders who are entitled to exercise their rights as shareholders at the ordinary general meeting of shareholders for such fiscal year.

2.    In addition to the preceding paragraph and the Articles of Incorporation, when deemed necessary, the Company may, pursuant to a resolution of the Board of Directors and by prior public notice, deem shareholders or registered pledgees who are listed or recorded on the shareholders’ register on a certain date to be the shareholders who are entitled to exercise such rights.
2. (Omitted)
Article 12 (Share Registration Agent)

1.    The Company shall have a share registration agent.

2.    The share registration agent and the location of its handling office shall be determined by resolution of the Board of Directors and public notice shall be given thereof.

3.    The shareholders’ register, the register for lost share certificates and the register for stock acquisition rights shall be retained at the handling office of the share registration agent.  (i) Listing or

Article 11 (Share Registration Agent)

1.    The Company shall have a share registration agent.

2.    The share registration agent and the location of its handling office shall be determined by resolution of the Board of Directors and public notice shall be given thereof.

3.    The shareholders’ register and the register for stock acquisition rights shall be retained at the handling office of the share registration agent.  (i) Listing or recording on the shareholders’ register and the

Current Articles of Incorporation	Proposed Amendments
recording on the shareholders’ register, the register for lost share certificates and the register for stock acquisition rights, (ii) purchase and sale of shares constituting less than one unit, and (iii) other businesses pertaining to shares and stock acquisition rights shall be commissioned to the share registration agent and shall not be handled by the Company.

register for stock acquisition rights, (ii) purchase and sale of shares constituting less than one unit, and (iii) other businesses pertaining to shares and stock acquisition rights shall be commissioned to the share registration agent and shall not be handled by the Company.

Article 13 (Share Handling Regulations)

The handling of shares and stock acquisition rights of the Company and accompanying fees, including the types of share certificates to be issued by the Company, listing or recording on the shareholders’ register, the register for lost share certificates and the register for stock acquisition rights, registration of the right of pledge, presentation of trust assets, non-possession of share certificates, various reports as shareholders, reissuance of share certificates, the purchase and sale of shares constituting less than one unit, and procedures in connection with registering lost share certificates, other than matters prescribed by laws and regulations or in these Articles of Incorporation, shall be governed by the share handling regulations to be prescribed by the Board of Directors.

Article 12 (Share Handling Regulations)

The handling of shares and stock acquisition rights of the Company and accompanying fees, including listing or recording on the shareholders’ register and the register for stock acquisition rights, registration of the right of pledge, presentation of trust assets, various reports as shareholders and the purchase and sale of shares constituting less than one unit, other than those matters prescribed by laws and regulations or in these Articles of Incorporation, shall be governed by the share handling regulations to be prescribed by the Board of Directors.

Articles 14 ~ 49 (Omitted)	Articles 13 ~ 48 (Omitted)
Supplementary Provisions Article 1. These Articles of Incorporation shall become effective as of May 29, 2007.
Supplementary Provisions

Article 1.   Preparation and maintenance of, and other business concerning, the register for lost share certificates shall be commissioned to the share registration agent and shall not be handled by the Company.

Article 2    The preceding article and this article shall be effective until January 5, 2010, and be deleted after the end of such date.

Article 3.  These Articles of Incorporation shall become effective as of May 28, 2009.

2nd Agenda:	Election of Four Directors

The terms of office of all of the directors of the Company will conclude as of the closing of this general meeting of shareholders.  Accordingly, it is hereby proposed that four directors be elected.

The candidates for the positions of directors are as follows:

No.	Name (Date of birth)	Profile, Title and Responsibilities; Representative Position held in Other Companies (Current position is marked with *)			Number of shares of the Company held	Special interest relationship with the Company
1	Hideki Miyauchi (November 20, 1943)	Mar. 1962		Joined Midoriya Co., Ltd. (currently Credit Saison Co., Ltd.)	―	No
		Jun. 1997		Director of Credit Saison
		Feb. 2002		Managing Director of Credit Saison
		Oct. 2003		Executive Vice President of Idemitsu Credit Co., Ltd.
		Jun. 2007		Senior Managing Director of Credit Saison
		Apr. 2009	*	Joined the Company as Advisor
2	Susumu Tsukamoto (January 3, 1946)	Mar. 1969		Joined Midoriya Co., Ltd. (currently Credit Saison Co., Ltd.)	395,400 shares	No
		May 1999		Joined the Company
		Mar. 2001		Head of Corporate Planning Office of the Company
		Mar. 2002		Director, Head of Corporate Planning Office of the Company
		Feb. 2003		Managing Director, General Manager of Sales Department of the Company
		May 2004		Senior Managing Director, General Manager of Sales Department of the Company Senior Managing Director of A.M. Fund Management Co., Ltd. Senior Managing Director of Atrium Servicing Co., Ltd.
		Jan. 2006		Senior Managing Director of Atrium H&R Co., Ltd.
		Mar. 2006		Senior Managing Director of Atrium Construction Co., Ltd.
		Apr. 2006		Senior Managing Director, General Manager of Sales Department, and General Manager of Real Estate Loan Guarantee Business Department of the Company
		May 2006		Senior Managing Director, General Manager of Sales Department of the Company
		Feb. 2007	*	Senior Managing Director of the Company President of Atrium Construction Co., Ltd.
		Sep. 2007		Chairman of Atrium Construction Co., Ltd.
		Feb. 2008	*	President of Atrium Construction Co., Ltd. President of Atrium H&R Co., Ltd.
3	Honte Kim (July 18, 1975)	Apr. 2002		Joined Credit Saison Co., Ltd.	―	No
		Jun. 2006		Director of Credit Saison
		Jun. 2008		Director of Saison Information Systems Co., Ltd.
		Nov. 2008		Joined the Company, Managing Executive Officer, Assistant to President and responsible for special assignments
		Apr. 2009	*	Managing Executive Officer, Supervisor of Corporate Planning Division, Human Resources and General Affairs Division, and Compliance Division

No.	Name (Date of birth)	Profile, Title and Responsibilities; Representative Position held in Other Companies (Current position is marked with *)	Number of shares of the Company held	Special interest relationship with the Company
4	Hiroshi Kaito (July 27, 1961)	Apr. 1984	Joined Seibu Credit Co., Ltd. (currently Credit Saison Co., Ltd.)	―	No
		Feb. 2002	General Manager of Finance and Accounting Division of Credit Saison
		Mar. 2005	General Manager of Lease Business Department of Credit Saison
		Mar. 2006	General Manager of Finance Business Department of Credit Saison
		Apr. 2009	* Joined the Company as Advisor

3rd Agenda:	Election of One Statutory Auditor

The term of office of Mr. Kiyotaka Tanaka, statutory auditor, will end as of the closing of this general meeting of shareholders.  Accordingly, it is hereby proposed that one statutory auditor be elected.

The Board of Statutory Auditors has agreed to the submission of this proposal.

The candidate for the position of statutory auditor is as follows:

Name (Date of birth)	Profile, Title and Responsibilities Representative Position held in Other Companies (Current position is marked with *)		Number of shares of the Company held	Special Interest Relationship with the Company
Shingo Tsuchihashi (October 29, 1959)	Apr. 1982	Joined Seibu Credit Co., Ltd. (currently Credit Saison Co., Ltd.)	_	No
	Mar. 2004	* Statutory auditor of Idemitsu Credit Co., Ltd.
	Apr. 2004	General Manager of Related Business Department of Credit Saison Co., Ltd.
	May 2004	Statutory auditor of the Company (resigned in May 2007)
	Oct. 2006	* Statutory auditor of Shizugin Saison Card Co., Ltd.
	Mar. 2007	* General Manager of Treasury Department of Credit Saison Co., Ltd.
	Apr. 2007	* Director of Saison Fundex Corporation

(Note 1)
Mr. Shingo Tsuchihashi is a candidate for the position of outside statutory auditor, as defined in Article 2, Paragraph 3, Item 8 of the Enforcement Regulations of the Company Law.  As a director and statutory auditor of an affiliate of the Company, Mr. Tsuchihashi has considerable knowledge with respect to management, and the Company believes that Mr. Tsuchihashi is capable of adequately performing his duties as an outside statutory auditor from an independent viewpoint.  Accordingly, the Company requests that you elect Mr. Tsuchihashi as an outside statutory auditor.

(Note 2)
To recruit competent personnel to serve as its outside statutory auditors, the Company has established a provision in its Articles of Incorporation to allow the Company to enter into agreements with outside statutory auditors to limit their liabilities to the Company within a prescribed range.  Pursuant to this provision, the Company plans to enter into such a limitation of liability agreement with Mr. Shingo Tsuchihashi, a candidate for the position of outside statutory auditor.  The total maximum liability under such agreement shall be the minimum liability amount set forth in Article 425, Paragraph 1 of the Company Law.

Location of General Meeting of Shareholders

Address:	Grand Prince Hotel New Takanawa (3F, Tenpyo Room) 3-13-1, Takanawa, Minato-ku, Tokyo Telephone: 03-3442-1111
Access:	• 8 minutes from Shinagawa Station (Takanawa Exit) on JR Line or Keihin Express Line
• 7 minutes from Takanawadai Station of Toei Asakusa Line

( Map Omitted )